                                                                     Exhibit 2.1

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--------------------------------------------------------------------------------


                               STOCK PURCHASE AGREEMENT

                                        among

                           BIG FLOWER PRESS HOLDINGS, INC.,

                             COLUMBINE JDS SYSTEMS, INC.,

                                COLUMBINE BIAS, LTD.,

                                   WILLIAM S. COLE,

                                  CATHERINE P. COLE,

                               CATHERINE P. COLE TRUST,

                                   WAYNE M. RUTING,

                                     DOUG ROTHER,

                                    ROBERT HOWARD

                                         and

                                   OPTION HOLDERS



DATED SEPTEMBER 19, 1997
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--------------------------------------------------------------------------------

                                  TABLE OF CONTENTS


                                     INTRODUCTION


                                      ARTICLE I

                                     DEFINITIONS

1.1.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

                                      ARTICLE II

                   SALE AND TRANSFER OF SHARES AND OPTIONS; CLOSING

2.1.   Shares and Options to be Transferred. . . . . . . . . . . . . . . . . 7
2.2.   Purchase Price and Payment. . . . . . . . . . . . . . . . . . . . . . 7
2.3.   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10


                                     ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS

3.1.    Organization and Good Standing . . . . . . . . . . . . . . . . . . .11
3.2.    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . .11
3.3.    Capitalization of the Subsidiaries . . . . . . . . . . . . . . . . .11
3.4.    Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
3.5.    No Conflicts; Consents . . . . . . . . . . . . . . . . . . . . . . .12
3.6.    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . .12
3.7.    Title to Properties; Encumbrances. . . . . . . . . . . . . . . . . .13
3.8.    No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . .13
3.9.    Absence of Certain Changes or Events . . . . . . . . . . . . . . . .13
3.10.  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
3.11.  Leases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
3.12.  Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . .15
3.13.  Material Agreements . . . . . . . . . . . . . . . . . . . . . . . . .15
3.14.  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . .16
3.15.  Intellectual Property Rights. . . . . . . . . . . . . . . . . . . . .16
3.16.  Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
3.17.  Employee Benefits Plans . . . . . . . . . . . . . . . . . . . . . . .19
3.18.  Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . .20
3.19.  Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . .20
3.20.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
3.21.  Compliance with Applicable Law. . . . . . . . . . . . . . . . . . . .21
3.22.  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
3.23.  Customers and Suppliers . . . . . . . . . . . . . . . . . . . . . . .21
3.24.  Transactions with Affiliates. . . . . . . . . . . . . . . . . . . . .21
3.25.  Governmental Permits. . . . . . . . . . . . . . . . . . . . . . . . .22
3.26.  Absence of Sensitive Payments . . . . . . . . . . . . . . . . . . . .22

3.27.  Prior Acquisitions. . . . . . . . . . . . . . . . . . . . . . . . . .22

                                      ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SHARE SELLERS

4.1.  Title to Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . .22
4.2.  Ownership of Options . . . . . . . . . . . . . . . . . . . . . . . . .22
4.3.  Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
4.4.  Brokers and Finders. . . . . . . . . . . . . . . . . . . . . . . . . .23

                                      ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF BUYER

5.1.  Organization and Good Standing . . . . . . . . . . . . . . . . . . . .23
5.2.  Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
5.3.  No Conflicts; Consents . . . . . . . . . . . . . . . . . . . . . . . .23
5.4.  Investment Intent. . . . . . . . . . . . . . . . . . . . . . . . . . .24
5.5.  Buyer's Investigation. . . . . . . . . . . . . . . . . . . . . . . . .24
5.6.  Brokers and Finders. . . . . . . . . . . . . . . . . . . . . . . . . .24
5.7.  SEC Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
5.8.  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
5.9.  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25

                                      ARTICLE VI

                        COVENANTS OF PARTIES PRIOR TO CLOSING

6.1.   Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
6.2.   Operation of the Business of the Company. . . . . . . . . . . . . . .25
6.3.   Required Approvals. . . . . . . . . . . . . . . . . . . . . . . . . .26
6.4.   Reasonable Best Efforts . . . . . . . . . . . . . . . . . . . . . . .26
6.5.   Disclosure Supplements. . . . . . . . . . . . . . . . . . . . . . . .26
6.6.   Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . .26
6.7.   No Solicitation by Seller . . . . . . . . . . . . . . . . . . . . . .26
6.8.   Repayment of Loans, Advances, Notes, etc. . . . . . . . . . . . . . .27
6.9.   Termination of Affiliate Agreements . . . . . . . . . . . . . . . . .27
6.10. Compliance with Laws and Contracts . . . . . . . . . . . . . . . . . .27
6.11. Broker's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
6.12. State Securities Laws Compliance . . . . . . . . . . . . . . . . . . .27
6.13. New York Stock Exchange. . . . . . . . . . . . . . . . . . . . . . . .27
6.14. Accruals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27

                                     ARTICLE VII

                     CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

7.1.   Accuracy of Representations.. . . . . . . . . . . . . . . . . . . . .27
7.2.   Share Sellers' Performance. . . . . . . . . . . . . . . . . . . . . .28

7.3.   No Legal Bar. . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
7.4.   Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
7.5.   Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . .28
7.6.   Repayment of Loans. . . . . . . . . . . . . . . . . . . . . . . . . .28
7.7.   State Securities Laws . . . . . . . . . . . . . . . . . . . . . . . .28
7.8.   Share Sellers' Deliveries . . . . . . . . . . . . . . . . . . . . . .28

                                     ARTICLE VIII

       CONDITIONS PRECEDENT TO OBLIGATIONS OF SHARE SELLERS AND OPTION HOLDERS

8.1.   Accuracy of Representations . . . . . . . . . . . . . . . . . . . . .29
8.2.   Buyer's Performance . . . . . . . . . . . . . . . . . . . . . . . . .30
8.3.   Payment of Consideration. . . . . . . . . . . . . . . . . . . . . . .30
8.4.   No Legal Bar. . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
8.5.   Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
8.6.   State Securities Laws . . . . . . . . . . . . . . . . . . . . . . . .30
8.7.   New York Stock Exchange . . . . . . . . . . . . . . . . . . . . . . .30
8.8.   Buyers' Deliveries. . . . . . . . . . . . . . . . . . . . . . . . . .30

                                      ARTICLE IX
                                ADDITIONAL AGREEMENTS

9.1.   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
9.2.   Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . .31
9.3.   Termination of Stockholders' Agreement. . . . . . . . . . . . . . . .31
9.4.   Assumed Options . . . . . . . . . . . . . . . . . . . . . . . . . . .31
9.5.   Cancellation of Preferred Stock . . . . . . . . . . . . . . . . . . .32
9.6.   Termination of Cole Escrow Agreement. . . . . . . . . . . . . . . . .32
9.7.   Termination of Employment Agreements. . . . . . . . . . . . . . . . .32
9.8.   Lock-Up Period. . . . . . . . . . . . . . . . . . . . . . . . . . . .32
9.9.   Certain Transfer Restrictions.. . . . . . . . . . . . . . . . . . . .32
9.10. Orderly Disposition. . . . . . . . . . . . . . . . . . . . . . . . . .32
9.11. Shares Held in Escrow. . . . . . . . . . . . . . . . . . . . . . . . .33

                                      ARTICLE X
                                     TERMINATION

10.1. Termination Events . . . . . . . . . . . . . . . . . . . . . . . . . .33
10.2. Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . .33


                                      ARTICLE XI
                              INDEMNIFICATION; REMEDIES

11.1. Indemnification and Payment of Damages by Sellers. . . . . . . . . . .34
11.2. Limitation of Remedies . . . . . . . . . . . . . . . . . . . . . . . .34
11.3.  Tax Indemnification . . . . . . . . . . . . . . . . . . . . . . . . .36

11.4.  Indemnification and Payment of Damages by Buyer . . . . . . . . . . .37
11.5.  Time Limitation . . . . . . . . . . . . . . . . . . . . . . . . . . .37
11.6.  Limitations of Amount of Claims . . . . . . . . . . . . . . . . . . .37
11.7.  Procedure for Indemnification -- Third Party Claims . . . . . . . . .37

                                     ARTICLE XII

                                    MISCELLANEOUS

12.1.   Public Announcements . . . . . . . . . . . . . . . . . . . . . . . .38
12.2.   Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . .39
12.3.   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
12.4.   Entire Agreement and Modification. . . . . . . . . . . . . . . . . .41
12.5.   Assignments and Successors . . . . . . . . . . . . . . . . . . . . .41
12.6.   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
12.7.   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
12.8.   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . .41
12.9.   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
12.10. Specific Performance. . . . . . . . . . . . . . . . . . . . . . . . .41
12.11. Consent to Jurisdiction and Service of Process. . . . . . . . . . . .42

SCHEDULES
---------

Schedule 2.2(d)(i)      Percentage Ownership of Preferred Stock
Schedule 2.2(d)(iv)     Indemnification Percentage
Schedule 2.2(h)         Per Diem Gross Payroll Amount
Schedule 3.2            Capitalization
Schedule 3.3            Subsidiaries
Schedule 3.5            Conflicts and Consents
Schedule 3.7            Encumbrances on Properties; Leases of Real Property
Schedule 3.8            Undisclosed Liabilities
Schedule 3.9            Absence of Certain Changes or Events
Schedule 3.10           Tax Matters
Schedule 3.11           Leases
Schedule 3.12           Legal Proceedings
Schedule 3.13           Material Agreements
Schedule 3.14           Environmental Matters
Schedule 3.15           Intellectual Property
Schedule 3.16           Employees
Schedule 3.17(a)        Employee Benefit Plans:  Pension Plans
Schedule 3.17(b)        Employee Benefit Plans:  Welfare Plans
Schedule 3.18           Arrangement with Broker
Schedule 3.19           Books and Records
Schedule 3.20           Insurance Policies
Schedule 3.23           Customers and Suppliers
Schedule 3.24(a)(i)     Transactions with Affiliates
Schedule 3.24(a)(ii)    Retained Affiliate Liabilities

Schedule 3.24(b)        Payments to Affiliates
Schedule 6.2 Absence of Certain Changes or Events from the Date of this Agreement to the Closing Time
Schedule 11.2(b)        Tax Procedures


EXHIBITS
--------

Exhibit A               Form of Escrow Agreement
Exhibit B               Form of Officers' Certificate of Columbine JDS Systems,
                        Inc.
Exhibit C               Form of Seller's Certificate
Exhibit D               Form of Secretary's Certificate of Columbine JDS
                        Systems, Inc.
Exhibit E               Form of Opinion of Akin, Gump, Strauss & Feld, L.L.P.
Exhibit F               Form of Opinion of Vinson & Elkins, L.L.P.
Exhibit G               Form of Opinion of Counsel to Catherine P. Cole Trust
Exhibit H               Form of Investment Letter
Exhibit I               Form of Representations Letter
Exhibit J               Form of Officers' Certificate of Big Flower Press
                        Holdings, Inc.
Exhibit K               Form of Secretary's Certificate of Big Flower Press
Holdings, Inc.
Exhibit L               Form of Opinion of Howard, Darby & Levin

          STOCK PURCHASE AGREEMENT, dated September 19, 1997, by and among Big Flower Press Holdings, Inc., a Delaware corporation ("Buyer"), Columbine JDS Systems, Inc., a Delaware corporation (the "Company"), Columbine BIAS, Ltd., a Texas limited partnership, William S. Cole, Catherine P. Cole, Catherine P. Cole Trust, Wayne M. Ruting, Doug Rother and Robert Howard (individually, a "Share Seller" and, collectively, "Share Sellers"), and each of the optionees THAT IS A SIGNATORY HERETO (THE "OPTION HOLDERS").

                                     INTRODUCTION

          A. Share Sellers own all of the outstanding shares of Common Stock and Preferred Stock (the "Shares") of the Company.

          B. Share Sellers desire to sell to Buyer, and Buyer desires to purchase from Share Sellers, the Shares pursuant to the terms and conditions set forth in this Agreement.

          C. The Buyer desires to purchase or exchange, as the case may be, the outstanding options (the "Options") for the issuance of shares of Common Stock granted under the Company's 1995 Non-Statutory Stock Option Plan (the "Stock Option Plan") pursuant to the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the premises and respective mutual agreements, covenants, representations and warranties contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                      ARTICLE I

                                     DEFINITIONS

          1.1. DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms, as appropriate.

          "AGREEMENT" means this Stock Purchase Agreement, as it may be amended from time to time, including the schedules and exhibits hereto.

          "APPROVED PLAN" has the meaning specified in Section 5.8.

          "ACQUISITION TRANSACTION" has the meaning specified in Section 6.7.

          "BOOKS AND RECORDS" has the meaning specified in Section 3.19.

          "BROKER" means Donaldson, Lufkin & Jenrette Securities Corporation.

          "BUYER" has the meaning specified in the introductory paragraph of this Agreement.

          "BUYER ANCILLARY DOCUMENTS" means the Escrow Agreement and any and all other instruments, documents and agreements executed and delivered by Buyer pursuant to or in connection with this Agreement or any of the foregoing.

          "BUYER CLASS B COMMON STOCK" has the meaning specified in Section 5.8(a).

          "BUYER COMMON STOCK" has the meaning specified in Section 2.2(a).

          "BUYER INDEMNIFIED PARTY" means Buyer, its affiliates and their respective officers, directors, stockholders, employees, agents and representatives.

          "BUYER OPTIONS" has the meaning specified in Section 9.4.

          "BUYER PREFERRED STOCK" has the meaning specified in Section 5.8(a).

          "BUYER'S DAMAGES" has the meaning specified in Section 11.1.

          "BUYER SEC DOCUMENTS" has the meaning specified in Section 5.7.

          "BUYER SHARE PRICE" has the meaning specified in Section 2.2(a).

          "CCSI STOCK EXCHANGE AGREEMENT" means that certain Stock Exchange Agreement, dated as of February 3, 1995, among the Company, Columbine BIAS,, Ltd., Columbine Cable Systems, Inc. and Wayne M. Ruting, as amended to the date hereof.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

          "CLAIM NOTICE" has the meaning specified in Section 11.7(a).

          "CLOSING" has the meaning specified in Section 2.3.

          "CLOSING TIME" has the meaning specified in Section 2.3.

          "COLE ESCROW AGREEMENT" means that certain Escrow Agreement dated as of February 15, 1995 by and among the Company, Columbine BIAS, Ltd., William S. Cole, Catherine P. Cole and Texas Commerce Bank, as escrow agent, as amended to the date hereof.

          "COMMON STOCK" means the Company's common stock, par value $0.01 per share.

          "COMPANY" has the meaning specified in the introductory paragraph of this Agreement.

          "COMPANY PROPERTY" has the meaning specified in Section 3.7(c).

          "COMPANY INTELLECTUAL PROPERTY RIGHTS" has the meaning specified in
Section 3.15(a).

          "CONFIDENTIALITY AGREEMENT" means that certain Confidentiality Agreement, dated May 20, 1997, by and among the Broker, the Company and the Buyer, as amended from time to time.

          "CORE SOFTWARE PRODUCTS" has the meaning specified in Section 3.15(f)(i).

          "CSI STOCK EXCHANGE AGREEMENT" means that certain Stock Exchange Agreement, dated as of February 3, 1995, among the Company, Columbine BIAS,, Ltd., Columbine Systems, Inc., William S. Cole and Catherine P. Cole, as amended to the date hereof.

          "CURRENT BALANCE SHEET" has the meaning specified in Section 3.6.

          "CURRENT FINANCIAL STATEMENTS" has the meaning specified in Section
3.6.

          "DETERMINATION TIME" has the meaning specified in Section 2.2(h).

          "EMPLOYEE CLAIMS" has the meaning specified in Section 11.2(a).

          "ENCUMBRANCE" means any charge, claim, security interest, lien, pledge, mortgage or restriction of any kind.

          "ENVIRONMENTAL LAWS" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and the protection of the environment.

          "EQUIVALENT TRANSACTION" has the meaning specified in Section 9.10.

          "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          "ERISA AFFILIATE" means (i) any corporation which at any time on or before the Closing Time is or was a member of the same controlled group of corporations (within the meaning of section 414(b) of the Internal Revenue Code) as the Company; (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Closing Time is or was under common control (within meaning of section 414(c) of the Internal Revenue Code) with the Company; and (iii) any entity which at any time on or before the Closing Time is or was a member of the same affiliated service group (within the meaning of section 414(m) of the Internal Revenue Code) as either the Company, any corporation described in clause (i) or any partnership, trade or business described in clause (ii).

          "ESCROW ACCOUNT" means the escrow account established under the Escrow Agreement to hold and administer the Escrow Amount.

          "ESCROW AGENT" means the escrow agent under the Escrow Agreement.

          "ESCROW AGREEMENT" means the Escrow Agreement to be entered into among the Escrow Agent, Sellers and Buyer, substantially in the form of Exhibit A attached hereto.

          "ESCROW AMOUNT" has the meaning specified in Section 2.2(d).

          "EXCESS CLAIMS" has the meaning specified in Section 11.2(a).

          "EXCHANGE ACT" has the meaning set forth in Section 5.7.

          "EXCHANGED OPTIONS" has the meaning set forth in Section 2.2(a).

          "FINAL PER OPTION PURCHASE PRICE" has the meaning set forth in Section 2.2(c).

          "FINAL PER SHARE PURCHASE PRICE" has the meaning set forth in Section 2.2(c).

          "FINANCIAL STATEMENTS" has the meaning set forth in Section 3.6.

          "FRAUD CLAIMS" has the meaning set forth in Section 11.2.(a)

          "FULLY DILUTED NUMBER" has the meaning set forth in Section 2.2(c).

          "GOVERNMENTAL PERMITS" has the meaning set forth in Section 3.25.

          "GOVERNMENTAL ENTITY" has the meaning set forth in Section 3.5(b).

          "HAZARDOUS MATERIALS" means (a) any "hazardous substance" as defined by CERCLA; (b) any "hazardous waste" or "petroleum," as defined by the Resource Conservation and Recovery Act, as amended; (c) any petroleum product; (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other Environmental Law, as amended or hereafter amended; or (e) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. Section 2011 et seq., as amended or hereafter amended.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          "INDEMNIFICATION PERCENTAGE" has the meaning specified in Section 2.2(d).

          "INDEMNIFIED PARTIES" has the meaning specified in Section 9.2.

          "INDEMNITY NOTICE" has the meaning specified in Section 11.7(d).

          "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986 or any successor law, and regulations issued pursuant to the Internal Revenue Code or any successor law.

          "INVESTORS STOCKHOLDERS AGREEMENT" means that certain Investors Stockholders Agreement dated as of February 15, 1995 by and among the Company, Wayne M. Ruting, Doug Rother, William S. Cole, Catherine P. Cole and Columbine BIAS, Ltd., as amended to the date hereof.

          "JDS ASSET PURCHASE AGREEMENT" means that certain Asset Purchase Agreement, dated January 23, 1995, by and among Jefferson-Pilot Data Services, Inc., Jefferson-Pilot Corporation, and JDS Holding Corp., as amended to the date hereof.

          "KNOWLEDGE OF THE COMPANY" means the actual knowledge of Wayne M. Ruting, Doug Rother, Jeffrey A. Nelson, Paul W. Hobby, William S. Cole, Catherine Cole or Robert K. Utley, III or that which should have been known after reasonable investigation by such individuals.

          "LEASE" has the meaning specified in Section 3.7(c).

          "LEGAL REQUIREMENT" means any federal, state, local, municipal or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

          "LOCK-UP PERIOD" has the meaning specified in Section 9.8.

          "MANAGEMENT STOCKHOLDERS AGREEMENT" means that certain Management Stockholders Agreement dated as of February 15, 1995 by and among the Company, Wayne M. Ruting, Doug Rother, Columbine BIAS, Ltd. and any Person granted an option, from time to time and at any time, under the Stock Option Plan, as amended to the date hereof.

          "MATERIAL ADVERSE EFFECT" means an event, violation or other matter that would have a material adverse effect on the business, assets, liabilities, operations, financial condition or prospects of the Company.

          "MATERIAL AGREEMENT" means any written or oral agreement, contract, understanding, commitment or other arrangement (a) that involves a present or future obligation to deliver goods or services or pay monies of an amount or value in excess of $100,000, excluding agreements that are terminable by the Company or any Subsidiary without penalty or forfeiture upon not more than 60 days notice and licenses or other agreements entered into with customers of the Company or any Subsidiary in the ordinary course of business or (b) pursuant to which the Company, or to the Knowledge of the Company, any of the Company's employees is a party or is bound which will restrict the Company's or such employee's ability to do business in any geographic area or grant to any Person exclusive or similar rights in any line of business or in any geographic area.

          "MAXIMUM INDEMNIFIED AMOUNT" shall mean (i) the cash and shares of Buyer Common Stock (valued at the Buyer Share Price) received by the Sellers in exchange for their shares of Common Stock and Options plus (ii) the product of the Option Spread and the number of Options exchanged by the Sellers pursuant to
Section 9.4.

          "NET CASH" has the meaning specified in Section 2.2(a).

          "OPTIONS" has the meaning specified in the Introduction to this Agreement.

          "OPTION HOLDERS" has the meaning specified in the introductory paragraph of this Agreement.

          "OPTION SPREAD" has the meaning specified in Section 2.2(a).

          "OPTION SPREAD SHARES" has the meaning specified in Section 2.2(a).

          "ORDER" means any writ, judgment, decree, injunction or similar order or pronouncement of any Governmental Entity (in each such case whether preliminary or final).

          "PAYOFF AMOUNT" shall equal the aggregate amount of all payments made by Buyer at the Closing Time to satisfy in full the Company's indebtedness for borrowed money, including all accrued and unpaid interest, prepayment penalties and any other fees and expenses relating thereto, in each case as of the Closing Time, but excluding the undrawn principal amount of any letters of credit issued on behalf of the Company or its Subsidiaries and in effect as of the Closing Time..

          "PENSION PLAN" has the meaning specified in Section 3.17(a).

          "PER SHARE PURCHASE PRICE" has the meaning specified in Section
2.2(a).

          "PERSON" means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity.

          "PLANS" has the meaning specified in Section 3.17(b).

          "PREFERRED PURCHASE PRICE" has the meaning specified in Section
2.2(b).

          "PREFERRED STOCK" means the Company's Series A Preferred Stock, par value $0.01 per share.

          "PRIOR ACQUISITION AGREEMENTS" means the CCSI Stock Exchange Agreement, the CSI Stock Exchange Agreement and the JDS Asset Purchase Agreement.

          "PRIOR CLAIM" has the meaning specified in Section 11.2(c).

          "PRIOR SELLERS" has the meaning specified in Section 11.2(c).

          "PROCEEDING" means any action, cause of action, claim, suit, proceeding, arbitration, mediation or other alternative dispute resolution procedure, order, writ, injunction or decree.

          "REMAINING CASH AMOUNT" has the meaning specified in Section 2.2(h).

          "REVISED REMAINING CASH AMOUNT" has the meaning specified in Section 2.2(h).

          "SALE TERMS" has the meaning specified in Section 9.10.

          "SALES TAX CLAIMS" has the meaning specified in Section 11.1.

          "SEC" has the meaning specified in Section 5.7.

          "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          "SELLER'S ESCROW PERCENTAGE INTEREST" means, as of the time in question, with respect to each Seller, that portion of the Escrow Amount that would be distributed to such Seller in accordance with the Escrow Agreement if the Escrow Agreement were terminated effective as of such time.

          "SELLERS" means Columbine BIAS,, Ltd., William S. Cole, Catherine P. Cole, Catherine P. Cole Trust, Wayne Ruting and Doug Rother.

          "SELLERS ANCILLARY DOCUMENTS" means the Escrow Agreement and any and all other instruments, documents and agreements executed and delivered by Sellers pursuant to or in connection with this Agreement or any of the foregoing.

          "SELLERS' REPRESENTATIVE" means the Representative selected by the Sellers pursuant to the Escrow Agreement.

          "SELLING HOLDER" has the meaning specified in Section 9.10.

          "SHARES" has the meaning specified in the Introduction to this Agreement.

          "SHARE AND OPTION PURCHASE PRICE" has the meaning specified in Section 2.2(a).

          "SHARE SELLERS" has the meaning specified in the introductory paragraph of this Agreement.

          "SOFTWARE PRODUCTS" has the meaning specified in Section 3.15(f).

          "STOCK OPTION PLAN" has the meaning specified in the Introduction to this Agreement.

          "SUBSIDIARIES" means the subsidiaries of the Company listed on
SCHEDULE 3.3 attached hereto of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors with respect to such subsidiary is directly or indirectly beneficially owned or controlled by the Company or by any one or more of its subsidiaries.

          "TAX CLAIMS" has the meaning specified in Section 11.2(a).

          "TAX PROCEDURES" has the meaning specified in Section 11.2(b).

          "TITLE CLAIMS" has the meaning specified in Section 11.2(a).

          "TRANSFER" has the meaning specified in Section 9.8.

          "WARN ACT" has the meaning specified in Section 3.16(c).

                                      ARTICLE II

                   SALE AND TRANSFER OF SHARES AND OPTIONS; CLOSING

          2.1. SHARES AND OPTIONS TO BE TRANSFERRED. Subject to the terms and conditions of this Agreement, (i) Share Sellers shall sell and transfer to Buyer, and Buyer shall purchase and accept from Share Sellers, all of Share Sellers' right, title and interest in and to the Shares outstanding at the Closing Time and (ii) the Option Holders shall sell and transfer or exchange, as the case may be, their Options to Buyer and Buyer shall purchase and accept from the Option Holders, all of their right, title and interest in and to such Options outstanding at the Closing Time or exchange such Options in accordance with the terms of this Agreement at the Closing Time.

          2.2. PURCHASE PRICE AND PAYMENT. (a) The aggregate purchase price for the Shares of Common Stock and the Options not exchanged pursuant to Section
9.4 (the "Share and Option Purchase Price") shall be:

                 (i) cash in the amount of $90,000,000, less the sum of (A) the Preferred Purchase Price and (B) the Payoff Amount, subject to adjustment in accordance with Section 2.2(h) below (such net amount in cash, the "Net Cash"); and

                 (ii) A number of shares of common stock, par value $0.01 per share, of Buyer ("Buyer Common Stock") equal to (A) 1,000,000 less (B) the quotient resulting from dividing $1,000,000 by the Buyer Share Price, rounded to the nearest whole number, PROVIDED that the number of shares of Buyer Common Stock issuable at the Closing Time as part of the Share and Option Purchase Price shall be reduced by the aggregate number of Option Spread Shares (as defined below).

If, after the date hereof and prior to the Closing, Buyer shall have declared a stock split (including a reverse stock split) of Buyer Common Stock or a dividend payable in Buyer Common Stock or cash or other assets of Buyer to holders of Buyer Common Stock with respect to their Buyer Common Stock, then the Share and Option Purchase Price shall be appropriately adjusted to reflect such stock split or dividend or other distribution.

          For purposes of this Agreement,

                 (i) "Option Spread Shares" shall mean a number of shares of Buyer Common Stock (rounded to the nearest whole number) equal to the product of (A) the number of outstanding Options at the Closing Time which will be exchanged for Buyer Options pursuant to Section 9.4 (the "Exchanged Options") times (B) the Option Spread divided by (C) the average of the per share closing price (the "Buyer Share Price") of a share of Buyer Common Stock on the NYSE Composite Tape for the 20 consecutive trading days immediately prior to the Closing Time;

                 (ii) "Option Spread" shall mean the difference between (A) the Per Share Purchase Price and (B) $31.81; and

                 (iii) "Per Share Purchase Price" shall mean the quotient resulting from dividing (A) the sum of (x) Net Cash, (y) the product of the number of shares of Buyer Common Stock to be issued in accordance with
     Section 2.2(a)(ii) (without giving effect to the Option Spread Shares) and the Buyer Share Price and (z) the product of $31.81 and the number of Options outstanding at the Closing Time (prior to any exchange under Section 9.4) by (B) the sum of (x) the number of shares of Common Stock outstanding at the Closing Time and (y) the number of Options outstanding at the Closing Time (prior to any exchange under Section 9.4).

          (b) The aggregate purchase price for the Shares of Preferred Stock (the "Preferred Purchase Price") shall be the product of (i) the number of Shares of Preferred Stock outstanding as of the Closing Time and (ii) the sum of
(A) $1,000 plus (B) all accrued and unpaid dividends on the Shares of Preferred Stock up to and including the Closing Time.

          (c) The "Final Per Share Purchase Price" shall be equal to (i) an amount of cash equal to the quotient resulting from dividing (A) the sum of (x) Net Cash and (y) the product of $31.81 and the number of Options not exchanged pursuant to Section 9.4 by (B) the sum of (x) the number of shares of Common Stock outstanding at the Closing Time and (y) the number of Options outstanding at the Closing Time which will not be exchanged under Section 9.4 (such sum being referred to as the "Fully Diluted Number") and (ii) a number of shares of Buyer Common Stock equal to the quotient resulting from dividing (A) the number of shares of Buyer Common Stock calculated under Section 2.2(a)(ii) (after reducing for the Option Spread Shares) by (B) the Fully Diluted Number. The "Final Per Option Purchase Price" shall be equal to the Final Per Share Purchase Price reduced by $31.81 from the cash component thereof.

          (d) At Closing, payment of the Share and Option Purchase Price and the Preferred Purchase Price shall be made as follows:

                 (i) the Preferred Purchase Price shall be paid to the Share Sellers in proportion to their ownership of Preferred Stock set forth on
     SCHEDULE 2.2(D)(I);

                 (i) subject to any amounts to be withheld under applicable income tax regulations, each Option Holder who does not elect to exchange his, her or its Options pursuant to Section 9.4 shall be paid or delivered, as applicable, an amount of cash equal to the cash portion of the Final Per Option Purchase Price and an amount of shares of Buyer Common Stock equal to the stock portion of the Final Per Option Purchase Price, in each case multiplied by the number of Options held by such Option Holder at the Closing Time;

                 (i) subject to (iv) below, each Share Seller shall be paid or delivered, as applicable, at Closing an amount of cash equal to the cash portion of the Final Per Share Purchase Price and the number of shares of Buyer Common Stock equal to the stock portion of the Final Per Share Purchase Price, in each case multiplied by the number of shares of Common Stock held by such Share Seller at the Closing Time; and

                 (ii) notwithstanding the foregoing, a number of shares of Buyer Common Stock (equal to the product of (i) the closest whole number to the fraction, the numerator of which is $6,000,000 and the denominator of which is the Buyer Share Price and (ii) the percentage applicable to the particular Seller set forth in Schedule 2.2(d)(iv)) (the "Indemnification Percentage") which would otherwise be delivered to each Seller, pursuant to the foregoing provisions of this Section 2.2(d) shall instead be deposited by Buyer with the Escrow Agent pursuant to the Escrow Agreement at Closing (all of such shares of Buyer Common Stock being herein referred to as the "Escrow Amount"); and

                 (iii) in lieu of any fractional shares of Buyer Common Stock to which any Share Seller or Option Holder would otherwise be entitled pursuant to Sections 2.2(d)(ii) and (iii), Buyer shall pay to such Share Seller or Option Holder an amount of cash equal to the product of such fractional share of Buyer Common Stock times the Buyer Share Price.

          (e) The Escrow Amount shall be released to the Sellers or Buyer, as appropriate, pursuant to the provisions of the Escrow Agreement.

          (f) All cash payments under this Agreement shall be made by wire transfers of lawful money of the United States of America in immediately available funds to the accounts designated by each of the Share Sellers, Option Holders and Buyer, as appropriate, without offset, deduction or counterclaim of any kind.

          (g) Notwithstanding the foregoing, under no circumstances shall (i) the cash portion of the Share and Option Purchase Price exceed $90,000,000 plus cash payments in lieu of fractional shares of Buyer Common Stock less the sum of
(A) the Preferred Purchase Price and (B) the Payoff Amount (subject to adjustment in accordance with Section 2.2(h)) and (ii) the stock portion of the Share and Option Purchase Price exceed the number of shares of Buyer Common Stock to be issued in accordance with Section 2.2(a)(ii).

          (h) On the day immediately preceding the Closing, the Company shall calculate the Remaining Cash Amount, Representatives of the Company shall consult with the Seller's Representative and the Buyer and their respective representatives in connection with making such calculation, shall provide the Seller's Representative and the Buyer a statement setting forth in reasonable detail the basis of such calculation and shall cause the Company's books and records relating to such calculation to be made available to the Seller's Representative, the Buyer and their respective representatives. The Seller's Representative and the Buyer shall use their good faith efforts to resolve any disputes with respect to the determination of the Remaining Cash Amount. The "Remaining Cash Amount" shall be determined as of 6:00 p.m. (Denver, Colorado time) on the day immediately preceding the Closing (the "Determination Time") and shall be equal to the sum of (i) all cash and cash equivalents of the Company and its Subsidiaries as of the Determination Time (including any negative cash balance) and (ii) (without duplication) all cash, checks and wire transfers received by the Company or its Subsidiaries but not yet deposited in the bank accounts of the Company or its Subsidiaries as of the Determination Time, less the sum of (i) all checks and other withdrawals drawn on or against the bank accounts of the Company and its Subsidiaries which have not been honored by such banks as of the Determination Time, (ii) the fees and expenses payable to the Broker and Akin, Gump, Strauss, Hauer & Feld, L.L.P., to the extent not already paid, and (iii) to the extent that the day immediately preceding the Closing is not a payroll date for the Company, the unpaid gross payroll (including the employer portion of all payroll taxes) for the employees of the Company and its Subsidiaries from the payroll date immediately preceding the Closing through the day immediately preceding the Closing, such amount in this subpart (iii) to be calculated by summing the products of the per diem gross payroll amount (including the employer portion of all payroll taxes) for each employee of the Company and its Subsidiaries (as set forth in SCHEDULE 2.2(H)) and the number of days from such preceding payroll date through the day immediately preceding the Closing. The Net Cash shall be increased by the amount by which the Remaining Cash Amount exceeds $1 million and shall be decreased by the amount by which the Remaining Cash Amount is less than $1 million. Notwithstanding the foregoing, if, within 20 business days of the Closing, the parties hereto determine that the Remaining Cash Amount was incorrect, and such revised Remaining Cash Amount (the "Revised Remaining Cash Amount") is in excess of the Remaining Cash Amount, Buyer shall pay to Share Sellers and Option Holders an additional amount equal to such excess as additional Net Cash (such amount to be paid in proportion to the number of shares of Common Stock held by them immediately prior to Closing, calculated on a fully diluted basis). If the Revised Remaining Cash Amount is less than the Remaining Cash Amount, the Share Sellers and Option Holders will pay to Buyer, as a partial refund of the Net Cash, an amount equal to such deficiency (the liability of each Share Seller and Option Holder with respect to such amount to be proportionate to the number of shares of Common Stock held by them immediately prior to Closing, calculated on a fully diluted basis); PROVIDED that the Buyer, at its sole discretion, may recover such amount from the Escrow Amount and/or directly from each Share Seller and Option Holder.

          2.3. CLOSING. The closing of the purchase and sale of the Shares and Options provided for in this Agreement (the "Closing") shall occur at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201-4675, at 10:00 a.m. (Dallas time) on the second business day after the conditions to Closing described in Articles VII and VIII have been satisfied or waived in accordance with the terms hereof, or at such other time and place as is mutually agreed upon by the parties. The time and date on which the Closing is actually held is referred to herein as the "Closing Time." At the Closing, each Share Seller shall deliver to Buyer the certificate or certificates representing the Shares set forth opposite such Share Seller's name on SCHEDULE 3.2 hereto, as modified by the last sentence of this Section 2.3, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer, and each Option not being exchanged for Buyer Options shall be canceled and terminate. In exchange therefor, Buyer shall pay the Share and Option Purchase Price and the Preferred Purchase Price in full and in the manner described in Section 2.2. To the extent Options are exercised subsequent to the date hereof and prior to Closing, the Company shall so notify Buyer. Any optionee who exercises Options subsequent to the date hereof and prior to Closing, and who is not, as of the date hereof, a Share Seller, shall automatically become so with respect to the number of Shares so acquired, and the individual Share Seller's obligations to sell Shares and/or Options hereunder and the Buyer's obligations to purchase such Shares and/or Options, as well as SCHEDULE 3.2, shall be deemed appropriately modified to reflect such exercises.



                                     ARTICLE III



              REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS

          The Company and Sellers, jointly and severally, hereby represent and warrant to Buyer as follows:

          3.1.   ORGANIZATION AND GOOD STANDING.

          (a) The Company and each of the Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. The Company and each of the Subsidiaries has the corporate power and authority to conduct its business as it is presently being conducted and to own or use its properties and assets. The Company and each of the Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

          (b) True and correct copies of the corporate charter and bylaws of each of the Company and the Subsidiaries, and all amendments thereto, have been delivered to Buyer.

          3.2. CAPITALIZATION. The authorized capital stock of the Company consists solely of (i) 2,000,000 shares of Common Stock, of which 1,000,505 shares are issued and outstanding and 86,452 shares are reserved for issuance upon exercise of options granted under the Stock Option Plan, and (ii) 5,000 shares of Series A preferred stock, par value $0.01 per share, of which 3,344 shares are issued and outstanding. All of the outstanding capital stock of the Company is duly authorized, validly issued, fully paid and nonassessable. As of the date hereof, except as set forth on SCHEDULE 3.2, there are no outstanding options or other agreements of any nature relating to the issuance of any shares of capital stock of the Company. SCHEDULE 3.2 sets forth a list of holders of the Options and the number of Options held by each such holder.

          3.3.   CAPITALIZATION OF THE SUBSIDIARIES.  Except as set forth in
SCHEDULE 3.3, the Company is the record and beneficial owner and holder of all of the issued and outstanding capital stock of each of the Subsidiaries, in each case free and clear of all Encumbrances. Except as set forth in SCHEDULE 3.3, there are no outstanding options or other agreements of any nature relating to the issuance of any shares of capital stock of any Subsidiary. Except as set forth in SCHEDULE 3.3, the Company does not own any direct or indirect interest in any corporation or business activity and the Company is not a participant in any partnership or any joint venture with any third party.

          3.4. AUTHORITY. The Company has the right, authority and capacity to execute and deliver this Agreement and the Sellers Ancillary Documents to which it is a party, and to perform its obligations under this Agreement and the Sellers Ancillary Documents (to the extent that it is a party thereto). This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Upon the execution and delivery by the Company of the Sellers Ancillary Documents, to which it is a party, the Sellers Ancillary Documents will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms (to the extent it is a party thereto).

          3.5. NO CONFLICTS; CONSENTS. (a) Neither the execution and delivery of this Agreement by Sellers and the Company nor the consummation or performance of any of the transactions contemplated hereby by Sellers and the Company will (i) conflict with or violate any provision of the corporate charter or bylaws of the Company or the Subsidiaries; (ii) violate, conflict with, or result in any default, violation, breach or contravention of, or permit the acceleration of the maturity of, or the creation or imposition of any lien under, any Material Agreement, nor constitute such an event except as disclosed on SCHEDULE 3.5 and except for violations, conflicts and other matters that will not have a Material Adverse Effect and consents, approvals, orders, authorizations, filings and permits, which the failure to obtain or make will not have a Material Adverse Effect; or (iii) violate any statute, law, judgment, decree, order, writ, injunction, rule or regulation of any court or governmental authority to which the Company or the Subsidiaries may be subject.

          (b) Except as disclosed on SCHEDULE 3.5 and except for filings, permits, authorizations or approvals which the failure to make or obtain will not have a Material Adverse Effect, there is no requirement applicable to Sellers or the Company to make any filing with, or to obtain any permit, authorization, consent or approval of, any court of competent jurisdiction, regulatory authority or other public body, federal, state or local, domestic or foreign (a "Governmental Entity") or any other Person in connection with the execution, delivery, or performance of this Agreement or any Sellers Ancillary Documents or as a condition to the lawful consummation by Sellers or the Company of the transactions contemplated by this Agreement or any Seller Ancillary Documents to which Sellers or the Company is a party.

          (c) Except as set forth and described in SCHEDULE 3.5, no consent is required to be obtained or notice provided under any Material Agreement as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

          (d) There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company, any Seller or any of their respective assets and properties that seeks to prevent the consummation of the transactions contemplated herein or in any Sellers Ancillary Document.

          3.6. FINANCIAL STATEMENTS. The Company has delivered to Buyer true and complete copies of the following financial statements (collectively, the "Financial Statements"): (a) audited consolidated balance sheet of the Company and the Subsidiaries as at December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period then ended, together with the report thereon of KPMG Peat Marwick LLP, independent certified public accountants and (b) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of August 31, 1997 (the "Current Balance Sheet") and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for the period then ended (together with the Current Balance Sheet, the "Current Financial Statements"). Each balance sheet included in the Financial Statements is true, complete and correct and presents fairly in all material respects the financial position of the Company and the Subsidiaries as of the respective date of such balance sheet and each of the statements of operations, stockholders' equity and cash flows included in the Financial Statements is true, complete and correct and presents fairly in all material respects the results of operations and cash flows of the Company and the Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles (except for the absence of footnotes in the Current Financial Statements), applied on a basis consistent with the Company's past practices, except as otherwise noted therein, and in each case have been prepared from, and are in accordance with, the Books and Records of the Company regularly maintained by management and used to prepare financial statements of the Company in accordance with the principles stated therein. The Company has maintained its Books and Records in a manner sufficient to permit the accurate preparation of financial statements in accordance with generally accepted accounting principles, applied on a basis consistent with the Company's past practices.

          3.7. TITLE TO PROPERTIES; ENCUMBRANCES. (a) The Company and the Subsidiaries hold good title to, valid leasehold interests in, or adequate licenses to use, all properties and assets necessary to conduct the business of the Company and the Subsidiaries in the manner carried on by the Company and the Subsidiaries on the date hereof, including, without limitation, the properties and assets reflected in the Current Financial Statements (except for property and assets sold or used since the date of the Current Financial Statements in the ordinary course of business). All material properties and assets reflected in the Current Financial Statements are free and clear of all Encumbrances, except for Encumbrances (i) described on SCHEDULE 3.7, and (ii) that do not in the aggregate have a Material Adverse Effect.

          (b) Neither the Company nor any of its Subsidiaries own any real property or (other than pursuant to any Lease) any interest therein.

          (c) Each lease pursuant to which the Company or any of its Subsidiaries leases, as lessee or sub-lessee, any real property or interest in real property (each, a "Lease") and the use for which such property is being employed is described on SCHEDULE 3.7 (each such parcel of real property, together with any structures, improvements, fixtures, easements and other rights, leased by the Company or any of its Subsidiaries, a "Company Property"). The Company or one of its Subsidiaries, as indicated (and except as set forth) on SCHEDULE 3.7, has a good, valid and existing leasehold estate in each Company Property, free and clear of all Encumbrances and other matters affecting such leasehold title to or the use and occupancy of such Company Property.

          (d) The Company has delivered to the Buyer a true, correct and complete copy of each Lease, including all amendments, modifications and supplements thereto. Each Lease is in full force and effect and constitutes the valid and binding obligation of the Company or its Subsidiary, enforceable against the Company or such Subsidiary in accordance with its terms. There exists no default, or any event which upon the giving of notice or the passage of time, or both, would give rise to any default, in the performance by the Company or any of its Subsidiaries or, to the Knowledge of the Company, the lessor thereunder, of any obligation under any Lease. Except as disclosed on
SCHEDULE 3.5, no consent from the lessor or any other Person under or with respect to any Lease is required in connection with execution or delivery of this Agreement or Sellers Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

          3.8. NO UNDISCLOSED LIABILITIES. Except as set forth in SCHEDULE 3.8, the Company and the Subsidiaries have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for (i) liabilities or obligations reflected or reserved against in the Current Financial Statements, and (ii) current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Financial Statements.

          3.9.   ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except set forth in
SCHEDULE 3.9, since August 31, 1997, neither the Company nor any of the Subsidiaries has:

          (a) Made any change in its business or operations or in the manner of conducting its business;

          (b) Suffered any Material Adverse Effect and no fact or condition exists or is contemplated or, to the Knowledge of the Company, threatened that might reasonably be expected to cause a Material Adverse Effect, or suffered any material casualty loss (whether insured) or condemnation or other taking adversely affecting the business;

          (c) Entered into, adopted, amended or terminated any employment contract or commitment (whether oral or written) or compensation arrangement or employee benefit plan, or changed or committed to change (including, without limitation, any change pursuant to any bonus, pension, profit-sharing or other plan, commitment, policy or arrangement) the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (including the payment of any benefit not required by any employee benefit plan), other than periodic changes in salary in the ordinary course of business consistent with past practice, made any pension, retirement, profit-sharing, bonus or other employee welfare or benefit payment or contribution, or entered into any contract, agreement, commitment or arrangement to do any of the foregoing;

          (d) Declared, paid or made, or set aside for payment or making, any dividend or other distribution in respect of its Common Stock or (except for quarterly dividends payable on the Preferred Stock under the terms thereof in effect on the date of this Agreement) other capital stock or securities, or directly or indirectly redeemed, purchased or otherwise acquired any of its Common Stock or other capital stock or securities or subdivided or in any way reclassified or changed any of the terms or provisions of its Common Stock or other capital stock or securities;

          (e) Paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any property or assets (real, personal or mixed, tangible or intangible) to, or entered into or amended any transactions, agreements or arrangements with or for the benefit of any Seller or any of their respective affiliates, associates or family members or any of the Company's officers or directors or any affiliate or associate of its officers or directors, except for the reimbursement of reasonable business expenses of a usual and customary nature;

          (f) Made or proposed any change in any accounting or tax principles, practices or methods, including, without limitation, its accounts payable or accounts receivable practices and terms, except for such changes which are both required by generally accepted accounting principles or a Legal Requirement and set forth in SCHEDULE 3.9;

          (g) Incurred any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for current liabilities reflected on the Current Balance Sheet or, thereafter, incurred in the ordinary course of business consistent with past practice;

          (h) Canceled or waived rights with respect to any debts owed to or claims held by the Company (including the settlement of any claims or litigation or other Proceeding);

          (i) Accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same otherwise would have been collected;

          (j) Terminated or amended or suffered the termination or amendment of any contract pursuant to which the Company would receive from any Person or pay to any Person more than $100,000 in any calendar year or disposed of or permitted to lapse any item of Intellectual Property;

          (k) Made any capital expenditures or commitments for additions to property, plant or equipment constituting capital assets except as reflected on the Current Financial Statements other than as set forth on SCHEDULE 3.9;

          (l)    Amended its certificate of incorporation or bylaws;

          (m)    Settled or compromised any tax liability;

          (n) Terminated or amended or failed to perform any of its obligations or permitted any default to exist or caused any breach under any of the Company policies of insurance set forth in SCHEDULE 3.20; or

          (o) Agreed, whether in writing or otherwise, to take any action described in this Section 3.9.

          3.10. TAX MATTERS. Except as disclosed in SCHEDULE 3.10, the Company and the Subsidiaries have duly filed or caused to be filed all tax returns that are or were required to be filed by them on or before the Closing Time, and has duly paid, or made provision for the payment of, all taxes and other charges due from them on or before the Closing Time by federal, state or local taxing authorities. There are no liens for taxes upon the assets of the Company except for statutory liens for current taxes not yet due. The Company has not waived any statute of limitations for, or agreed to any extension of time with respect to, the assessment of taxes of the Company. Except as disclosed in SCHEDULE 3.10, neither the Company nor any Seller has received any notice of deficiency or assessment from any federal, state, local or foreign taxing authority with respect to liabilities for taxes of the Company which has not been fully paid or finally settled, and there are no existing or prior facts, circumstances or conditions that would form the basis for such a notice of deficiency or assessment. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code. The Company is not a party to a tax sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect. Except as disclosed in SCHEDULE 3.10, the Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Notwithstanding the foregoing or any other representations or warranties contained in this Article III, no representation or warranty is made to Buyer concerning sales taxes.

          3.11. LEASES. SCHEDULE 3.11 is a complete listing of all operating and capitalized leases (which require payments in excess of $30,000 per lease per annum) pursuant to which the Company and the Subsidiaries lease personal property. All such leases are valid and in full force and effect.

          3.12. LEGAL PROCEEDINGS. Except as disclosed in SCHEDULE 3.12, there is no pending action, proceeding or investigation, or to the Knowledge of the Company threatened, against the Company or any Subsidiary, nor to the Knowledge of the Company is there any basis for any such action, proceeding or investigation.

          3.13. MATERIAL AGREEMENTS. Other than as disclosed in SCHEDULE 3.13, neither the Company nor any Subsidiary is a party to any Material Agreement. Each Material Agreement identified in SCHEDULE 3.13 is valid and in full force and effect and constitutes the valid and binding obligation of the Company or its Subsidiary, enforceable against the Company or such Subsidiary in accordance with its terms. There exists no default, or any event which upon the giving of notice or the passage of time, or both, would give rise to any default, in the performance by the Company or any of its Subsidiaries or, to the Knowledge of the Company, the third party thereunder, of any obligation under any Material Agreements.

          3.14. ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 3.14, to the Knowledge of the Company:

          (a) All properties owned or used by the Company and the Subsidiaries have been operated in compliance with all Environmental Laws except where the failure to be in compliance is not reasonably likely to have a Material Adverse Effect. The Company and the Subsidiaries are not liable under any Environmental Laws;

          (b) The Company and the Subsidiaries have not received written notification from any governmental authority with respect to existing violations or liabilities relating to the Company or any Subsidiary under any Environmental Laws; and

          (c) Neither the Company nor any Subsidiary has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar federal or state list or which is the subject of any federal, state or local enforcement actions or other investigations which may lead to claims against the Company or any Subsidiary of the Company for any remedial work, damage to natural resources or personal injury, including claims under CERCLA. There are no polychlorinated biphenyls or friable asbestos present at any Company Property that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect. No conditions exist at, on or under any Company Property which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law which singly or in the aggregate have or may reasonably be expected to have a Material Adverse Effect. No generation, manufacture, storage, treatment, transportation or disposal of Hazardous Material has occurred or is occurring on or from Company Property by the Company or any Subsidiary (or any predecessor thereof) or, to the, Knowledge of the Company, by any other Person, that singly or in the aggregate, has, or may reasonably be expected to have, a Material Adverse Effect.

          3.15.  INTELLECTUAL PROPERTY RIGHTS.

          (a) The Company and the Subsidiaries are the exclusive owners of all right, title and interest in and to each of the following that are in any material respect used or licensed in the business of the Company and the Subsidiaries as currently conducted:

          (i) Except as set forth on Schedule 3.15(a)(i) hereto, all computer programs and databases and their associated system and user documentation which are licensed by the Company or the Subsidiaries to third parties (the "Software Products"), including by way of example and not limitation, those listed on
Schedule 3.15(f)(i) and (ii) hereto;

          (ii) all copyrights and copyright registrations owned by the Company or the Subsidiaries, including without limitation those applicable to the computer programs and databases and their associated system and user documentation described in subparagraph (i), all copyrights and copyright registrations for the Software Products being listed on Schedule 3.15(a)(ii) hereto;

          (iii) all patents and patent applications, to the extent they exist, owned by the Company or the Subsidiaries, including without limitation those applicable to the computer programs and databases described in subparagraph (i), all patents and patent applications owned by the Company being listed on
Schedule 3.15(a)(iii) hereto;

          (iv) all trademarks, service marks and trade names, and the applications to register any of them in federal, state, or foreign jurisdictions, including by way of example and not limitation those applicable to the computer programs and databases described in subparagraph (i), all trademarks, service marks and trade names, and the applications to register any of them owned by the Company being listed on Schedule 3.15(a)(iv) hereto; and

          (v) except for such trade secrets as may be contained in the third party software programs listed on Schedule 3.15(a)(i) hereto, all trade secrets and other proprietary rights, including without limitation those applicable to any of the computer programs and databases described in subparagraph (i). The representations included in this Section 3.15(v) shall not be deemed to include any representation that the Company or the Subsidiaries are the owners of any trade secrets or other proprietary rights which are used in the operation of the business of the Company or the Subsidiaries as currently conducted but which have been licensed or otherwise lawfully obtained from third parties.

          The items referred to in subparagraphs (i) through (v) of this Section 3.15(a), subject to the exclusions to ownership expressly set forth therein, are hereinafter referred to collectively as the "Company Intellectual Property Rights."

          (b) Schedule 3.15(b) sets forth as of the date hereof a list of all material license agreements between the Company or the Subsidiaries and third parties under which the Company or the Subsidiaries, as applicable, are granted rights to the use, reproduction, distribution, manufacture, sale or licensing of items embodying the patent, copyright, trade secret, trademark or other proprietary rights of such third parties; provided, however, that Schedule 3.15(b) does not set forth any such license agreement which would not have a Material Adverse Effect on the business, assets, liabilities, operations, financial condition, or prospects of the Company or the Subsidiaries by virtue of its breach, violation, invalidity, unenforceability or other defect. Neither the Company nor any of its Subsidiaries is, or as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder will be, in violation or lose any rights pursuant to any material license agreement described in Schedule 3.15(b).

          (c) Except for licenses granted in the ordinary course of business to purchasers or licensees of the Company's or the Subsidiaries' products or services, Schedule 3.15(c) sets forth a list of all Material Agreements under which the Company or the Subsidiaries have granted rights to third parties under Company Intellectual Property Rights, including without limitation any rights granted to third parties to use any of the computer programs, databases and their associated system and user documentation listed in Schedule 3.15(c). All such rights granted have been and are non-exclusive.

          (d) As of the date hereof, no claims with respect to the Company Intellectual Property Rights have been asserted or, to the Knowledge of the Company or the Share Sellers, are threatened by any Person, nor does the Company, any Subsidiary or any Share Seller know of any valid grounds for any bona fide claims against the use by the Company or any Subsidiary of any Company Intellectual Property Rights. All granted and issued patents listed on Schedule 3.15(a)(iii), all trademarks, trade names and service marks and all applications to register the same listed in Schedule 3.15(a)(iv) to the Knowledge of the Company, and all copyrights and copyright registrations listed in Schedule 3.15(a)(ii) are valid, enforceable and subsisting. To the Knowledge of the Company and the Share Sellers, as of the date hereof, there has not been and there is not any material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, employee or former employee of the Company or any of the Subsidiaries.

          (e) No Company Intellectual Property Rights are subject to any Order restricting in any manner the use or licensing thereof by the Company or any Subsidiary. Neither the Company nor any Subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any third party intellectual property rights, except infringement indemnities agreed to in the ordinary course and included as part of the Company's or any Subsidiaries' contracts for the license or sale of their respective products or services. Neither the Company nor any Subsidiary has entered into any agreement granting any third party the right to bring infringement actions, or otherwise to enforce rights with respect to any Company Intellectual Property Rights. The Company and the Subsidiaries have the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Company Intellectual Property Rights owned by the Company.

          (f) (i) Each of the Software Products set forth on Schedule 3.15(a)(ii) hereto is the most recent version of such Software Product. Each of the Software Products set forth on Schedule 3.15(f)(i) hereto (the "Core Software Products") conforms substantially to the functional and operational specifications set forth in the respective user manuals and other documentation for such Core Software Product. The Company and the Subsidiaries own and have possession of all such technical documentation, software tools (including by way of example and not limitation, all source code, compilers, system documentation, statements of principles of operation and schematics, as applicable) for each of such Core Software Products as may be necessary and sufficient for the continued effective use, further development, and maintenance of the latest version of each such Core Software Product, including by way of example and not limitation, all such items as may be necessary to bring such Core Software Products into conformity with any issues which may arise as a result of the so-called "Year 2000" problem. The current status of such conformity is set forth in brackets immediately following the name and version number of each such Core Software Product on Schedule 3.15(f)(i).

          (ii) Schedule 3.15(f)(ii) sets forth a list of those Software Products with respect to which the Company and the Subsidiaries do not have the information necessary to make the representations and warranties made in Section 3.15(f)(i) with respect to the Core Software Products. They therefore do not make such representations and warranties with respect to the Software Products listed on Schedule 3.15(f)(ii). However, the Company and the Subsidiaries do represent and warrant that their revenues from the Software Products listed in
Schedule 3.15(f)(ii) did not in the aggregate exceed ten percent (10%) of the Company's licensing revenue in their most recent fiscal year.

          3.16. EMPLOYEES. (a) SCHEDULE 3.16 contains a complete and accurate list of the following information for each employee of the Company and the Subsidiaries as of the date noted on such schedule: name; job title; date of employment; and current compensation paid or payable. Neither the Company nor the Subsidiaries have made any agreements or entered into any arrangements with any employees or independent contractors that would have the effect of depriving the Company and the Subsidiaries of their services after the Closing. There are no employment or severance agreements with employees of the Company and the Subsidiaries except as set forth on SCHEDULE 3.13.

          (b) To the Knowledge of the Company, there is, and within the last five years has been, no representation of the employees of the Company by any labor organization and there are no union organizing activities among the employees of the Company. The Company has not received a petition or demand from any union and, to the Knowledge of the Company, there does not exist any question concerning representation with respect to its employees. The Company believes that its relations with the employees are good. SCHEDULE 3.16 sets forth all personnel policies, rules or procedures (whether written or oral) applicable to employees of the Company, and the Company has delivered to Buyer complete and accurate copies of all such written policies, rules or procedures plus summaries of all oral policies, rules or procedures.

          (c) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), the Company has not effectuated or experienced (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility used by the Company; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility used by the Company, nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the Company's employees has suffered an "employment loss" (as defined in the WARN Act) at any time within 30 days prior to the Closing Time.

          3.17. EMPLOYEE BENEFITS PLANS. (a) Neither the Company nor any ERISA Affiliate maintains any multi-employer plan or single-employer plan, as defined in Paragraphs (3) and (15), respectively, of Section 4001(a) of ERISA, for employees of the Company or an ERISA Affiliate. SCHEDULE 3.17(A) contains a complete and accurate list of all pension plans, as defined in Section 3(2) of ERISA to which the Company or any of its Subsidiaries is or has ever been required to contribute (each a "Pension Plan"). Each Pension Plan intended to be qualified, as defined in Section 401(a) of the Internal Revenue Code, is and has been determined by the Internal Revenue Service to be so qualified and no circumstance exists that might cause such Pension Plan to cease being so qualified.

          (b) Set forth in SCHEDULE 3.17(B) is a true and complete list of each welfare plan as defined in Section 3(1) of ERISA maintained by the Company or any of its Subsidiaries. Such welfare plans together with the Pension Plans are collectively referred to as "Plans."

          (c) With respect to each of the Plans, (i) there is no pending, or, to the Knowledge of the Company, anticipated or threatened claim (other than any routine claim for benefits), (ii) all contributions and premiums due have been made on a timely basis, and all contributions and premiums paid by the Company or any of its Subsidiaries are deductible. Each of the Plans (i) has been administered in accordance with its terms and (ii) complies in form, and has been administered in accordance, with all laws, including, where applicable, the requirements of ERISA and the Internal Revenue Code. No "prohibited transaction" described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code has occurred with respect to any of the Plans. The Company and each of its Subsidiaries has complied with the health care requirements of Part 6 of Title 1 of ERISA. Neither the Company nor any of its Subsidiaries has any obligation to provide medical, health, death or other benefits to its prior employees or any other person other than while an employee of the Company except as specifically required by Part 6 of Title 1 of ERISA and except as set forth in the employment agreements listed in SCHEDULE 3.17(A) OR 3.17(B). Except as set forth in Schedule 6.2, the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such individual.

          (d) Share Sellers have delivered to Buyer with respect to each of the Plans true, correct and complete copies of (A) all Plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (B) the current summary plan description, if required by ERISA, (C) the annual report filed with the Internal Revenue Service for the most recently completed three Plan years for which such reports have been filed, and, with respect to any Pension Plan that is described in Section 401(k) of the Internal Revenue Code, copies of tests and reports with respect to the most recently completed three Plan years evidencing such Pension Plan's compliance with the non-discrimination rules applicable to such Plan under Sections 401(k) and, if applicable, 401(m) of the Internal Revenue Code and the regulations thereunder, (D) the most recent determination letter issued by the Internal Revenue Service, if any, and (E) all correspondence with the Internal Revenue Service and the Department of Labor concerning any audit, investigation or controversy.

          3.18. BROKERS AND FINDERS. Except for arrangements with the Broker set forth in SCHEDULE 3.18, neither the Company, the Subsidiaries nor their respective representatives and agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement. All amounts payable to the Broker will be the sole responsibility of Sellers; PROVIDED, that the Company may pay all amounts payable to the Broker prior to Closing. Sellers will indemnify and hold Buyer harmless from any such obligation or liability alleged to be due by or through the Company or any Subsidiary as a result of the action of the Company or any Subsidiary or any of their respective representatives or agents that are not paid by the Company prior to Closing.

          3.19. BOOKS AND RECORDS. The minute books and other similar records of the Company made available to Buyer prior to the execution of this Agreement contain a true, correct and complete record of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the board of directors and committees of the board of directors of the Company. The stock transfer ledger and other similar records of the Company made available to Buyer prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of the Company. Except as set forth in SCHEDULE 3.19, no Books and Records of the Company have been recorded, stored, maintained, operated or are otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means or access thereto and therefrom) are not under the exclusive ownership and direct control of the Company. "Books and Records" means all files, documents, instruments, papers, books and records relating to the business or the condition of the Company, including, without limitation, financial statements, tax returns and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, corporate seals, stock transfer ledgers, contracts, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans.

          3.20. INSURANCE. Set forth in SCHEDULE 3.20 is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company and the Subsidiaries, their business, properties and assets and its directors, officers, salespersons, agents or employees, including the following information for each such policy: type(s) of insurance coverage provided; name of insurer; effective and expiration date; policy number; per occurrence and annual aggregate deductibles or self-insured retention; annual premium and any other fees for the procurement of such insurance; per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted. All policies set forth in SCHEDULE 3.20 are in full force and effect and shall remain in full force and effect through the Closing Time and thereafter shall remain in full force and effect without assignment by the Company, consent of the insurer or other action by the Company, Buyer or the insurer, until its expiration date or the date of cancellation or termination by Buyer or the Company. With respect to all policies, all premiums currently payable or previously due have been paid, and no notice of cancellation or termination has been received by the Company or any Seller with respect to any such policy. All such policies are sufficient for compliance with all Legal Requirements and of all contracts to which the Company and the Subsidiaries are a party or otherwise bound and are valid, outstanding and, to the Knowledge of the Company, collectible policies. Complete and accurate copies of all such policies and related documentation have previously been provided to Buyer.

          3.21. COMPLIANCE WITH APPLICABLE LAW. The Company has for the past five years complied in all material respects and is presently complying in all material respects with all Legal Requirements, including, but not limited to, the Federal Occupational Safety and Health Act and all Legal Requirements relating to the safe conduct of business and environmental protection and conservation, the Civil Rights Act of 1964 and any applicable health, sanitation, fire, safety, labor, zoning and building laws and ordinances. Neither the Company nor any Seller has received written notification of any asserted present or past failure by the Company to so comply with Legal Requirements and, to the Knowledge of the Company, there are no existing or prior facts, circumstances or conditions that could form the basis for such notification or assertion. The representations of this Section 3.21 are intended to be in addition to and not as a qualification of Section 3.12 or any other Section in this Article III.

          3.22. DISCLOSURE. The representations and warranties by the Company and Sellers in this Agreement and the statements contained in the schedules, certificates, documents, exhibits and agreements referred to herein or otherwise furnished or to be furnished by the Company and Sellers to Buyer pursuant to this Agreement, the Sellers Ancillary Documents to which any Seller is a party, and the transactions contemplated herein and therein do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading.

          3.23. CUSTOMERS AND SUPPLIERS. SCHEDULE 3.23 sets forth a true and complete list of the names and addresses of the ten largest suppliers (and for each such supplier the dollar volume and percentage of total purchases of similar items from all suppliers of such item) of products and services to the Company and the ten largest customers (and for each such customer the dollar volume and percentage of total sales of the Company to all customers) of products and services of the Company during the twelve months ended December 31, 1996, indicating any existing contractual arrangements for continued supply from or to each such firm. Except as set forth in SCHEDULE 3.23, there exists no actual or, to the Knowledge of the Company, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company with any customer or group of customers which are listed in SCHEDULE
3.23 or which are otherwise material to the operations of the Company's business, or with any supplier or group of suppliers which are listed in
SCHEDULE 3.23 or which are otherwise material to the operations of the Company's business, and there exists no present condition or state of facts or circumstances involving customers, suppliers or sales representatives (including the consummation of the transactions contemplated in this Agreement) which would reasonably be expected to have a Material Adverse Effect or prevent the conduct of the Company's business after the consummation of the transactions contemplated in this Agreement on substantially the same terms as the Company's business has been conducted. The Company has delivered to Buyer copies of all written contracts or other arrangements and written summaries of any oral arrangements with the customers and suppliers listed in SCHEDULE 3.23.

          3.24.  TRANSACTIONS WITH AFFILIATES.  (a) Except as set forth in
SCHEDULE 3.24(A)(I), the Company has no outstanding indebtedness, liabilities or obligations for amounts owing to, or notes or accounts receivable from, or leases, contracts or other commitments or arrangements with or for the benefit of, any Seller, or their affiliates, associates or family members, or the Company's directors, officers or employees or affiliates of any of the foregoing. Except as set forth in SCHEDULE 3.24(A)(II), as of the Closing Time,
(i) all indebtedness, liabilities and obligations set forth in SCHEDULE 3.24(A)(I) shall have been repaid in cash and in full and (ii) all leases, contracts or other commitments or arrangements set forth in SCHEDULE 3.24(A)(I) shall have been terminated without continuing liability on the part of the Company or Buyer, as successor to the Company.

          (b) Since August 31, 1997, except as set forth in SCHEDULE 3.24(B), the Company has not made any payments, loans or advances of any kind or paid any dividends or distributions of any kind to or for the benefit of any Seller or their affiliates, associates or family members.

          3.25. GOVERNMENTAL PERMITS. The Company owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from all Governmental Entities which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct the business substantially as currently conducted (herein collectively called "Governmental Permits"), except for such Governmental Permits as to which the failure to so own, hold or possess would not have a Material Adverse Effect.

          3.26. ABSENCE OF SENSITIVE PAYMENTS. To the Knowledge of the Company, the Company has not made or maintained (i) any contributions, payments or gifts of its funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States or any state thereof, or any other jurisdiction (foreign or domestic); or (ii) any contribution, or reimbursement of any political gift or contribution made by any other person, to candidates for public office, whether federal, state, local or foreign, where such contributions by the Company were or would be a violation of applicable law.

          3.27. PRIOR ACQUISITIONS. The consummation of the transactions contemplated by the CCSI Stock Exchange Agreement, CSI Stock Exchange Agreement and the JDS Asset Purchase Agreement conformed in all material respects to the descriptions contained in the letters to the Federal Trade Commission dated December 2, 1994 and December 15, 1994, copies of which have been provided to the Buyer.

                                      ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF SHARE SELLERS AND OPTION HOLDERS

          Each of the Share Sellers and Option Holders hereby represents and warrants to Buyer with respect to itself, and not with respect to any other Share Seller or Option Holders, as follows:

          4.1. TITLE TO SHARES. Each of the Share Sellers is and, immediately prior to the Closing, will be the record and beneficial owner and holder of the number of Shares set forth opposite such Share Seller's name on SCHEDULE 3.2 hereto, as well as any additional Shares acquired subsequent to the date hereof as a result of the exercise of Options, in each case, free and clear of all Encumbrances except as set forth in SCHEDULE 3.2 hereto.

          4.2. OWNERSHIP OF OPTIONS. Each of the Option Holders is and, immediately prior to the Closing, will be the owner of the number of Options set forth opposite such Option Holder's name on SCHEDULE 3.2 hereto, except for Options that are exercised subsequent to the date hereof, in each case, free and clear of all Encumbrances except as set forth in SCHEDULE 3.2 hereto, and, to the extent that Options are exercised subsequent to the date hereof, each Share Seller that exercised Options will be the record and beneficial owner and holder of the Shares acquired upon the exercise of such Options, free and clear of all Encumbrances except as set forth in SCHEDULE 3.2 hereto.

          4.3. AUTHORITY. Each of the Sellers has the right, authority and capacity to execute and deliver this Agreement and Sellers Ancillary Documents, to which it is a party, and to perform its obligations under this Agreement and Sellers Ancillary Documents (to the extent it is party thereto).

This Agreement constitutes the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers of Sellers Ancillary Documents, to which it is a party, Sellers Ancillary Documents will constitute the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms.

          4.4. BROKERS AND FINDERS. None of Sellers have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement.

                                      ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to the Company, Sellers and Columbine BIAS, Ltd., as attorney-in-fact of the Option Holders, as follows:

          5.1. ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation.

          5.2. AUTHORITY. Buyer has the full right, power and authority to execute and deliver this Agreement and the Buyer Ancillary Documents and to perform its obligations under this Agreement and the Buyer Ancillary Documents. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Buyer Ancillary Documents, to which it is a party, the Buyer Ancillary Documents will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

          5.3. NO CONFLICTS; CONSENTS. (a) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the transactions contemplated hereby by Buyer will (i) conflict with or violate any provision of the corporate charter or bylaws of Buyer; (ii) violate, conflict with, nor result in any default, violation, breach or contravention of, nor permit the acceleration of the maturity of, or the creation or imposition of any lien under, any material indenture, contract, agreement, lease or instrument to which Buyer is a party or by which Buyer is bound, nor constitute such an event, except for approvals required under the HSR Act and except for violations, conflicts and other matters that will not have a material adverse effect on the business, assets, liabilities, operations, financial condition or prospects of Buyer and consents, approvals, orders, authorizations, filings and permits, which the failure to obtain or make will not have a material adverse effect on the business, assets, liabilities, operations, financial condition or prospects of Buyer; or (iii) violate any statute, law, judgment, decree, order, writ, injunction, rule or regulation of any court or governmental authority to which Buyer may be subject.

          (b) Except for approvals required under the HSR Act, there is no requirement applicable to Buyer to make any filing with, or to obtain any permit, authorization, consent or approval of any Governmental Entity or any other Person in connection with the execution, delivery, or performance of this Agreement or any Buyer Ancillary Document or as a condition to the lawful consummation by Buyer of the transactions contemplated by this Agreement or any Buyer Ancillary Document.

          (c) There is no Proceeding pending or, to the knowledge of Buyer, threatened against Buyer that seeks to prevent the consummation of the transactions contemplated herein or in any Buyer Ancillary Document.

          5.4. INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer acknowledges that information made available to it and its representatives, agents and affiliates concerning the business and financial condition of the Company does not constitute additional representations and warranties in connection with the transactions contemplated by this Agreement, and Buyer is relying upon such information only to the extent permitted under Section 5.5 of this Agreement.

          5.5. BUYER'S INVESTIGATION. Buyer acknowledges that in entering into this Agreement and in consummating the transactions contemplated herein, Buyer is relying only upon its own investigation and analysis and the specific representations and warranties set forth in this Agreement. No agent, officer, director, employee, attorney, affiliate or representative of the Company, any Subsidiary or any Share Seller has made, and Buyer is not relying upon, any representation or warranty, express or implied, of any nature whatsoever with respect to the matters contemplated by this Agreement, except for the specific representations and warranties set forth in this Agreement.

          5.6. BROKERS AND FINDERS. Buyer and its representatives and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement. Buyer will indemnify and hold Share Sellers, Option Holders, the Company and the Subsidiaries harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its representatives or agents.

          5.7. SEC DOCUMENTS. Buyer has filed all reports, forms and other documents required to be filed under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission ("SEC") since December 31, 1995 (the "Buyer SEC Documents"). As of their respective dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents (including Rule 10b-5 under the Exchange Act and the applicable accounting rules and regulations of the SEC). The consolidated financial statements of Buyer included in the Buyer SEC Documents have been prepared from, and are in accordance with, the books and records of Buyer and comply, as to form, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved and fairly present in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments not material in scope or amount).

          5.8. CAPITALIZATION. (a) The authorized capital stock of Buyer consists of 50,000,000 shares of Buyer Common Stock; 761,308 shares of Class B Common Stock, $0.01 par value ("Buyer Class B Common Stock"), and 10,000,000 shares of preferred stock ("Buyer Preferred Stock"). At the close of business on September 16, 1997, (i) 18,484,696 shares of Buyer Common Stock, no shares of Buyer Class B Common Stock and no shares of Buyer Preferred Stock were issued and outstanding and (ii) 5,484,114 shares of Buyer Common Stock were reserved for issuance under Buyer's Restated 1993 Stock Award and Incentive Plan, a copy of which has been previously provided to the Company and each of the Option Holders (the "Approved Plan"), of which, options for 2,367,541 shares of Buyer Common Stock have been granted and are outstanding and 61,423 options granted under the Approved Plan have been exercised. Except as set forth above, at the time of execution of this Agreement, no shares of capital stock or other voting securities of Buyer are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Buyer are, and all shares which may be issued pursuant to this Agreement or pursuant to the exercise of Buyer Options will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options or agreements to which Buyer or any of its subsidiaries is a party or by which any of them is bound obligating Buyer or any of its subsidiaries to issue or cause to be issued additional shares of capital stock of Buyer or of any of its subsidiaries.

          (b) The shares of Buyer Common Stock being issued as part of the Share and Option Purchase Price have been duly authorized and, when issued in connection with the consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and non-assessable and free of preemptive rights. None of the shares of Buyer Common Stock being issued as part of the Share and Option Purchase Price will be subject to restrictions imposed by any agreements entered into by Buyer prior to the Closing Time for financing or otherwise, other than this Agreement.

          5.9. DISCLOSURE. The representations and warranties by Buyer in this Agreement and the statements contained in the Schedules, certificates, documents, exhibits and agreements referred to herein or otherwise furnished or to be furnished by Buyer pursuant to this Agreement, the Buyer Ancillary Documents, and the transactions contemplated herein and therein do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading.

                                      ARTICLE VI

                        COVENANTS OF PARTIES PRIOR TO CLOSING

          6.1. DUE DILIGENCE. Between the date of this Agreement and the Closing Time, the Company and each Subsidiary shall afford Buyer and its representatives reasonable access at reasonable times to all things related to the assets, personnel and affairs of the Company and the Subsidiaries including, without limitation, access to the Company's and the Subsidiaries' Books and Records, properties, directors, officers, employees, agents and accounting and legal representatives.

          6.2. OPERATION OF THE BUSINESS OF THE COMPANY. Between the date of this Agreement and the Closing Time, the Company and each Subsidiary shall, and Sellers shall cause the Company and each Subsidiary to, be operated only in the ordinary course of business consistent with past practice. The Company, the Subsidiaries and Sellers shall use their reasonable best efforts to preserve intact the present organization of the Company and each of the Subsidiaries; keep available the services of the present officers and employees of the Company and the Subsidiaries; preserve the Company's and each Subsidiary's goodwill and relationships with customers, suppliers, licensors, licensees, contractors, distributors, lenders and other Persons having significant business dealings with the Company and each Subsidiary, as applicable; continue all current sales, marketing and other promotional policies, programs and activities; maintain the assets of the Company and the Subsidiaries in good repair, order and condition, reasonable wear and tear excepted; and maintain the Company's and each Subsidiary's insurance policies and risk management programs and in the event of casualty, loss or damage to any assets of the Company or the Subsidiaries, repair or replace such assets with assets of comparable quality, as the case may be. Without limiting the generality of the foregoing, and except as otherwise provided in SCHEDULE 6.2, from the date of this Agreement to the Closing Time, without the prior written consent of Buyer, neither the Company, the Subsidiaries nor Sellers shall take any action which would permit the Company or any Subsidiary to and shall cause the Company and each Subsidiary not to allow any state of affairs or action described in clauses (a) through (o) of Section 3.9.

          6.3. REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Buyer and the Company will, and Sellers will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated by this Agreement (including all filings under the HSR Act). Between the date of this Agreement and the Closing Time, Buyer and the Company will, and Sellers will cause the Company to, cooperate with respect to all such filings.

          6.4. REASONABLE BEST EFFORTS. Between the date of this Agreement and the Closing Time, Buyer, the Company and Sellers shall each use good faith and reasonable best efforts to cause the conditions set forth in Articles VII and VIII to be satisfied.

          6.5. DISCLOSURE SUPPLEMENTS. From time to time prior to the Closing, Sellers and Buyer shall supplement or amend the Schedules with respect to any matter hereafter arising or any information obtained after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules, or which is necessary to complete or correct any information in such schedule or in any representation and warranty of Sellers or Buyer, as the case may be, which has been rendered inaccurate thereby. For purposes of Articles VII, VIII, X and XI hereof, any such supplement or amendment shall be disregarded and given no effect; PROVIDED, HOWEVER, that with respect to Article XI hereof, Sellers' liability relating to any such matters hereafter arising or such information obtained after the date hereof shall not exceed $5,000,000 in the aggregate. Sellers have delivered or made available to Buyer copies of all documents set forth in the Schedules.

          6.6. FURTHER ASSURANCES. Each Seller agrees that, from time to time after the Closing, without additional consideration, each of them will execute and deliver such further instruments, provide such materials and information and take such other action as Buyer may reasonably request to make effective the transactions contemplated in this Agreement and otherwise to fulfill the obligations of Sellers under this Agreement and Sellers Ancillary Documents.

          6.7. NO SOLICITATION BY SELLER. Each Seller shall, and shall cause the Company to, immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any merger, business combination, sale of assets, sale of shares of capital stock (other than sales permitted by this Agreement), or other securities or similar transaction involving any third party and Sellers or the Company (an "Acquisition Transaction"). Sellers shall, and Sellers shall ensure that the Company and its directors and officers shall, use their best efforts to cause the Company's employees or other affiliates not to, directly or indirectly, encourage, solicit, participate in, facilitate or initiate discussions or negotiations with, or provide any information to, any Person or group (other than Buyer or its directors, officers, employees or other affiliates or representatives) concerning any Acquisition Transaction or any discussions or negotiations with respect thereto. Sellers shall immediately communicate to Buyer any such inquiries or proposals regarding an Acquisition Transaction and the terms thereof.

          6.8. REPAYMENT OF LOANS, ADVANCES, NOTES, ETC. Prior to the Closing, except as set forth on Schedule 3.24(a)(ii), each Seller shall, and shall cause their respective affiliates, associates and family members to, repay to the Company in cash all amounts owed by such Persons to the Company. All such amounts as of the date hereof are set forth in SCHEDULE 3.24(A)(I).

          6.9. TERMINATION OF AFFILIATE AGREEMENTS. Prior to the Closing, except as set forth on Schedule 3.24(a)(ii), each Seller shall, and shall cause their respective affiliates, associates and family members to, terminate any and all contracts or other commitments or arrangements between such Persons and the Company without any further liability on the part of the Company. All such contracts, commitments and arrangements as of the date hereof are set forth in
SCHEDULE 3.24(A)(I).

          6.10. COMPLIANCE WITH LAWS AND CONTRACTS. Sellers shall, and shall cause the Company to, comply, in all material respects, with all Legal Requirements, Orders and contracts applicable to the business or the operations of the Company, and promptly following receipt thereof give Buyer copies of any notice received from any Governmental Entity or other Person alleging any violation of any such Legal Requirement or Order or any Contract.

          6.11. BROKER'S FEE. At the Closing Time, Sellers shall make, or cause the Company to make, payment of all amounts (including, without limitation, all fees and expenses) payable to the Broker, in full satisfaction of the Company's obligations pursuant to the Letter Agreement, dated January 20, 1997, between the Broker and the Company.

          6.12. STATE SECURITIES LAWS COMPLIANCE. Buyer shall take such action as is required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of such Buyer Common Stock.

          6.13. NEW YORK STOCK EXCHANGE. Buyer shall use its reasonable best efforts to have the Buyer Common Stock to be issued pursuant to this Agreement approved for listing on the New York Stock Exchange, subject to official notice of issuance.

          6.14. ACCRUALS. As of the Closing Time, the Company will have accrued $1.6 million for the payment of sales taxes as of the Closing Time.

                                     ARTICLE VII

                     CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

          Buyer's obligation to complete the transactions provided herein shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

          7.1. ACCURACY OF REPRESENTATIONS. Each of the representations and warranties of Sellers and the Company in this Agreement that are qualified as to materiality shall be true and correct in all respects and each of the representations and warranties of Sellers and the Company in this Agreement that are not so qualified shall be true and correct in all material respects as of the Closing Time as if made on the Closing Time, without giving effect to any supplements pursuant to Section 6.5.

          7.2. SHARE SELLERS' PERFORMANCE. Each of Share Sellers and the Company shall have performed or complied in all material respects with each covenant and obligation that he, she or it is required to perform or comply with pursuant to this Agreement at or prior to the Closing.

          7.3. NO LEGAL BAR. No injunction or order issued by a court of competent jurisdiction that prohibits the consummation of the transactions contemplated herein shall be in effect.

          7.4. CONSENTS. The parties to this Agreement shall have received all material approvals and consents as set forth on SCHEDULE 3.5.

          7.5. MATERIAL ADVERSE EFFECT. The Company shall not have suffered an event, violation or other matter that, considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality or similar qualifications in such representations and warranties, would have a Material Adverse Effect;

          7.6. REPAYMENT OF LOANS. The distributions, loans and accounts receivable referred to in SCHEDULE 3.24(A)(I) (other than as listed in SCHEDULE 3.24(A)(II)) shall have been repaid to the Company in accordance with Section
6.8 and all affiliate arrangements listed in SCHEDULE 3.24(A)(I) (other than as listed in SCHEDULE 3.24(A)(II)) shall have been terminated without continuing liability or obligation on the part of the Company or Buyer, as successor to the Company, in accordance with Section 6.9;

          7.7. STATE SECURITIES LAWS. At the Closing Time, no stop order or similar restraining order shall be threatened or entered by any state securities administrator with respect to the transactions contemplated by this Agreement.

          7.8. SHARE SELLERS' DELIVERIES. The Company and/or Share Sellers shall have delivered or caused to be delivered to the Buyer each of the following items:

          (a) Certificates, dated the Closing Time, from (i) the Company, duly executed by the Chief Executive Officer and the Chief Financial Officer of the Company and (ii) each Seller, duly executed by each Seller, in each case, substantially in the form attached hereto as Exhibits B and C, respectively, and a certificate, dated the Closing Time and executed by the Secretary or an Assistant Secretary of the Company, substantially in the form and to the effect of Exhibit D;

          (b) (i) stock certificates representing all of the Shares, in genuine and unaltered form accompanied by stock powers duly executed in blank and (ii) any other documents that are necessary to transfer to Buyer good and valid title in and to the Shares, with any necessary transfer tax stamps affixed or accompanied by evidence satisfactory to Buyer that all requisite stock transfer taxes have been paid;

          (c) A counterpart or counterparts of the Escrow Agreement, duly executed by each Seller;

          (d) Resignations of such of the directors and officers of the Company and the Subsidiaries as may be requested by the Buyer;

          (e) The Books and Records of the Company and the Subsidiaries, including without limitation the stock books, stock ledgers, minute books and corporate seals of the Company and the Subsidiaries (to be held at the principal executive offices of the Company);

          (f) (i) A copy of the articles of incorporation (or other comparable corporate charter documents), including all amendments, of the Company and each of the Subsidiaries certified by the appropriate governmental official, (ii) certificates from the Secretary of State or other appropriate official to the effect that the Company is in good standing or subsisting in such jurisdiction, listing all charter documents of the Company on file and attesting to its payment of all franchise or similar taxes, and (iii) a certificate from the Secretary of State or other appropriate official in each jurisdiction in which the Company is qualified or admitted to do business to the effect that the Company is duly qualified or admitted and in good standing in such jurisdiction;

          (g) An opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to the Company, in the form attached as Exhibit E and otherwise in form and substance satisfactory to the Buyer;

          (h) An opinion of Vinson & Elkins, L.L.P., counsel to Columbine BIAS,, Ltd., in the form attached as Exhibit F and otherwise in form and substance satisfactory to Buyer;

          (i) An opinion of counsel to Catherine P. Cole Trust reasonably satisfactory to Buyer, in the form attached as Exhibit G and otherwise in form and substance satisfying to the Buyer;

          (j) For all indebtedness, a payoff letter (or such other evidence of termination of the Company's obligations) from the relevant lender as to the satisfaction in full of such indebtedness (or other termination of the Company's obligations), in form and in substance satisfactory to Buyer and confirming that such indebtedness may be prepaid (or otherwise terminated) in accordance with its terms without any prepayment or other penalties or other consideration except as set forth in such letter;

          (k) Investment Letters, in substantially the form of Exhibit H, duly executed and delivered by each Share Seller;

          (l) Representations Letter, in substantially the form of Exhibit I, duly executed and delivered by Columbine BIAS, Ltd.; and

          (m) Such other documents and certificates duly executed as may be required to be delivered by Share Sellers or the Company pursuant to the terms of this Agreement or as may be reasonably requested by Buyer prior to the Closing Time.

                                     ARTICLE VIII

       CONDITIONS PRECEDENT TO OBLIGATIONS OF SHARE SELLERS AND OPTION HOLDERS

          Each Share Seller's and Option Holder's obligation to complete the transactions provided herein shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Share Sellers and Option Holders, in whole or in part):

          8.1. ACCURACY OF REPRESENTATIONS. Each of the representations and warranties of Buyer in this Agreement that are qualified by materiality shall be true and correct in all respects and each of the representations and warranties of Buyer in this Agreement that are not so qualified shall be true and correct in all material respects as of the Closing Time as if made on the Closing Time.

          8.2. BUYER'S PERFORMANCE. The Buyer shall have performed or complied in all material respects with each covenant and obligation that it is required to perform or comply with pursuant to this Agreement at or prior to the Closing.

          8.3. PAYMENT OF CONSIDERATION. Each Share Seller and each Option Holder that does not elect to exchange Options shall have received the consideration set forth in Section 2.2 for such Shares and Options, and each Option Holder that does elect to exchange Options shall receive the Buyer Options set forth in Section 9.4.

          8.4. NO LEGAL BAR. No injunction or order issued by a court of competent jurisdiction that prohibits the consummation of the transactions contemplated herein shall be in effect.

          8.5. CONSENTS. The parties to this Agreement shall have received all material approvals and consents as set forth on SCHEDULE 5.3.

          8.6. STATE SECURITIES LAWS. At the Closing Time, no stop order or similar restraining order shall be threatened or entered by any state securities administrator with respect to the transactions contemplated by this Agreement.

          8.7. NEW YORK STOCK EXCHANGE. The Buyer Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

          8.8. BUYER'S DELIVERIES. The Buyer shall have delivered or caused to be delivered to Share Sellers and Option Holders each of the following items:

          (a) Certificates, dated the Closing Time, from the Buyer, duly executed by the Chief Executive Officer and the Chief Financial Officer of the Buyer, and a certificate, dated the Closing Time and executed by the Secretary or an Assistant Secretary of the Buyer, substantially in the form and to the effect of Exhibits J and K, respectively;

          (b) (i) stock certificates representing all of the shares of Buyer Common Stock to be delivered to Share Sellers and Option Holders pursuant to
Section 2.2, in genuine and unaltered form accompanied by stock powers duly executed in blank and (ii) any other documents that are necessary to transfer to Share Sellers and Option Holders good and valid title in and to the shares of Buyer Common Stock, with any necessary transfer tax stamps affixed or accompanied by evidence satisfactory to Share Seller that all requisite stock transfer taxes have been paid;

          (c) A counterpart of the Escrow Agreement, duly executed by the Buyer; and

          (d) Opinion of Howard, Darby & Levin in the form attached as Exhibit L and otherwise in form and substance satisfactory to Share Sellers.

                                      ARTICLE IX

                                ADDITIONAL AGREEMENTS

          9.1. EXPENSES. Except as set forth in Section 10.2, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel, and accountants, whether or not the transactions contemplated hereby are consummated; PROVIDED, HOWEVER, that the Company may pay all fees and expenses of Akin, Gump, Strauss, Hauer & Feld, L.L.P. prior to Closing; PROVIDED that to the extent such fees and expenses are not paid by the Company prior to the Closing, such fees and expenses shall be borne by Sellers.

          9.2. INDEMNIFICATION. Buyer shall indemnify each of the present and former officers, directors, employees and agents of the Company and the Subsidiaries (the "Indemnified Parties") with respect to his or her service in any such capacity or service at the request of the Company or any of the Subsidiaries as a director, officer, employee or agent of the Company, any Subsidiary, or any other corporation, partnership, joint venture, trust or other enterprise in regard to any matter, including the transactions contemplated hereby, occurring at or prior to the Closing to the fullest extent permitted by law, the Company's certificate of incorporation and its bylaws or indemnification agreements, or the organizational documents of such Subsidiary, in each case as in effect as of the date of this Agreement. The Company shall not, and Buyer shall not permit the Company to, amend such indemnification provisions (except as required by applicable law) if the amendments effected thereby would diminish the Indemnified Parties' rights of indemnification.

          9.3. TERMINATION OF STOCKHOLDERS' AGREEMENT. Each of the Share Sellers and Option Holders hereby agrees and consents that the Investors Stockholders Agreement and the Management Stockholders Agreement, to the extent that each is a party thereto, shall be terminated at Closing, and no provision of the Investors Stockholders Agreement or the Management Stockholders Agreement shall survive the Closing or be of any force or effect after the Closing.

          9.4. ASSUMED OPTIONS. (a) In the event that Buyer is notified on or before the earlier to occur of (i) October 15, 1997 and (ii) three business days prior to the Closing, that any or all of the Option Holders elect to have their Options exchanged for stock options ("Buyer Options") to purchase from Buyer shares of Buyer Common Stock, Buyer shall take all necessary actions to exchange the Options held by such Option Holder for Buyer Options. As a result of such exchange, each Option Holder shall receive for each Option, that amount of Buyer Options in which the excess of the (x) Buyer Share Price over the (y) exercise price of such Buyer Option shall equal the Option Spread, all in accordance with
Section 424(a) of the Internal Revenue Code and the regulations promulgated thereunder, without regard to whether the Option qualifies as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

          (b) The provisions of Section 9.4(a) may be amended as reasonably required so that the exchange of Options thereunder complies with the requirements of Section 424(a) of the Internal Revenue Code and the regulations promulgated thereunder. After the Closing Time, Buyer will deliver to each holder of an Option a document evidencing the foregoing exchange by the Buyer. Buyer will take all corporate and other action necessary to reserve and make available sufficient shares of Buyer Common Stock for issuance upon the exercise of the Buyer Options.

          (c) As promptly as reasonably practicable after the completion of the exchange of Options for Buyer Options pursuant to this Section 9.4, Buyer shall amend its current Registration Statement on Form S-8 (Registration No. 333-2152) to register, or shall file a new Registration Statement on Form S-8 (or any successor or other appropriate forms) with respect to, the shares of Buyer Common Stock subject to the Buyer Options issued pursuant to this Section
9.4 and shall use reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such Buyer Options remain outstanding.

          9.5. CANCELLATION OF PREFERRED STOCK. As an inducement to cause the other Sellers to enter into this Agreement and effect the transaction contemplated hereby, William S. Cole and Catherine P. Cole hereby agree that, immediately prior to the Closing, each of them will transfer (for no consideration paid by the Company) certificates representing 500 shares of Preferred Stock to the Company for cancellation. Upon receipt of such 1000 shares of Preferred Stock, the Company shall cancel the certificates representing such shares of Preferred Stock and shall pay to each of William S. Cole and Catherine P. Cole their respective amount of any accrued and unpaid dividends with respect to the shares of Preferred Stock transferred to the Company pursuant to this Section 9.5.

          9.6. TERMINATION OF COLE ESCROW AGREEMENT. The Company, William S. Cole and Catherine P. Cole hereby agree that, as of the Closing Time and without any action on the part of such parties, the Cole Escrow Agreement and the related Security and Pledge Agreement, dated February 15, 1995, shall automatically terminate and all funds and securities held in escrow thereunder shall be released to William S. Cole and Catherine P. Cole in accordance with the Cole Escrow Agreement.

          9.7.   TERMINATION OF EMPLOYMENT AGREEMENTS.  Paul W. Hobby, William
S. Cole and Catherine P. Cole hereby agree that as of the Closing Time and without any further action on the part of such parties, the respective employment agreements between each of them and the Company, dated February 15, 1995, shall automatically terminate and the Company shall have no further obligations thereunder other than the payment of compensation thereunder through the Closing Time.

          9.8. LOCK-UP PERIOD. Each Share Seller and Option Holder hereby agrees that it will not, during the period commencing on the date of the Closing and ending one year from the date of the Closing (the "Lock-Up Period"), sell, assign, transfer or otherwise dispose of ("Transfer") any of the shares of Buyer Common Stock it receives pursuant to this Agreement, including such shares held in the Escrow Account.

          9.9. CERTAIN TRANSFER RESTRICTIONS. Columbine BIAS, Ltd. hereby agrees that during the period from the date that is one year from the date of the Closing until the date that is two years from the date of the Closing, Columbine BIAS, Ltd. (a)(i) shall not Transfer any of the shares of Buyer Common Stock received by it pursuant to this Agreement except for cash equal to the then fair market value thereof, and (ii) all of the proceeds of any such Transfer (net of any income taxes payable by the partners of Columbine BIAS, Ltd. as a result of such Transfer) shall be held by Columbine BIAS, Ltd. and not distributed to its partners; (b) shall maintain its existence; (c) shall not incur any obligations, assume any liabilities or in any way encumber the shares of Buyer Common Stock received by it pursuant to this Agreement (or the proceeds of any Transfer thereof); and (d) shall not engage in any business other than that which is necessary to comply with this Section 9.9 and its obligations under this Agreement. Any Transfer of Buyer Common Stock pursuant to clause (a) of this Section 9.9 shall be subject to the provisions of Section 9.10.

          9.10.  ORDERLY DISPOSITION.   Sellers agree that, after the Lock-Up
Period and until the date that is two years from the date of the Closing, any Transfer of the Buyer Common Stock (including such shares held in the Escrow Account) held by any of them will be effected in an orderly manner that will not have an adverse effect on the market value of the Buyer Common Stock. During such period, prior to effecting any Transfer of the Buyer Common Stock held by any Share Seller, the Share Seller that desires to sell some or all of the shares of Buyer Common Stock held by it (a "Selling Holder") shall so notify Buyer, which notice shall include the number of shares sought to be sold, the proposed manner of sale and the price at which the shares of Buyer Common Stock are proposed to be sold (the "Sale Terms"). Buyer shall have the right, within two business days of its receipt of the notice setting forth the Sale Terms, to arrange a sale (an "Equivalent Transaction") on behalf of the Selling Holder, the terms of which are no less favorable to the Selling Holder than the Sale Terms. If the Buyer shall have notified the Selling Holder of its having arranged an Equivalent Transaction, the Selling Holder shall Transfer the shares of Buyer Common Stock specified in the Sale Terms pursuant to the Equivalent Transaction arranged by Buyer. If Buyer shall fail to arrange an Equivalent Transaction within the period specified in this Section 9.10 or shall have notified the Selling Holder that no Equivalent Transaction will be arranged, then the Selling Holder shall be permitted to effect a Transfer of Buyer Common Stock pursuant to the Sale Terms.

          9.11. SHARES HELD IN ESCROW. Each of the Sellers agree that during the period from the date that is one year from the date of the Closing until the date that is two years from the date of the Closing, it will not Transfer any of the shares of Buyer Common Stock held in the Escrow Account except for cash equal to the then fair market value thereof and all of the proceeds of any such Transfer shall be held in the Escrow Account pursuant to the terms of the Escrow Agreement.

                                      ARTICLE X

                                     TERMINATION

          10.1. TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

          (a) by either Buyer or Sellers if a material breach of any provision of this Agreement has been committed by the other party or its affiliate and such breach has not been waived; provided, however, that such termination shall not be effective unless and until the nonbreaching party has given written notice to the breaching party of such breach and of its intention to terminate this Agreement in accordance with the provisions hereof and the breaching party fails to cure, or cause to be cured, such breach within five (5) calendar days following receipt of such notice;

          (b)    by mutual consent of Buyer and Sellers;

          (c) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement or its affiliate to comply fully with its obligations under this Agreement) on or before November 17, 1997, or such later date as the parties may agree upon; or

          (d) by either Buyer or Sellers if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (d) shall not be available to any party until such party has used all reasonable efforts to remove such order, decree or ruling).

          10.2. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.1, all further rights and obligations of the parties under this Agreement will terminate, except that the rights and obligations in Sections 9.1, 10.2, 11.2 and 12.2 will survive. The parties acknowledge that, prior to Closing, the sole and exclusive remedy of any party to this Agreement with respect to a breach of a representation or warranty contained herein shall be the right to terminate this Agreement in accordance with and subject to the provisions of this Article X; provided, however, that a termination of this Agreement shall not relieve any party hereto from any liability for damages incurred as a result of a breach by such party of its covenants hereunder occurring prior to such termination. Each party hereby covenants never to institute, directly or indirectly, any action or proceeding of any kind against any other party hereto based on or arising out of, or in any manner related to, the breach of a representation or warranty contained herein if this Agreement is terminated pursuant to Section 10.1(b), (c) and (d). In the event this Agreement is terminated by Buyer or Sellers pursuant to Section 10.1(a), the breaching party shall promptly assume and pay, or reimburse the nonbreaching party or parties for, all fees and expenses incurred by such nonbreaching party or parties (including the fees and expenses of legal counsel, accountants and consultants) in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby; PROVIDED, HOWEVER, that the fees and expenses to be paid by the breaching party pursuant to this Section
10.2 shall not exceed $250,000 in the aggregate.

                                      ARTICLE XI

                              INDEMNIFICATION; REMEDIES

          11.1. INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Subject to the limitations set forth in this Article XI, Sellers, jointly and severally, subject to a limited right of collection against each Seller as set forth in
Section 11.2(a), shall indemnify and hold harmless each Buyer Indemnified Party for all losses, liabilities, claims, damages and reasonable expenses, including reasonable attorneys' fees (collectively, the "Buyer's Damages") arising from or in connection with (i) sales tax obligations or liabilities of the Company relating to periods prior to the Closing Time, to the extent related Buyer's Damages (without taking into account any tax benefit related thereto) exceed $1.6 million plus the amounts accrued on the Company's and its Subsidiaries' Books and Records as of the Closing for current sales tax obligations ("Sales Tax Claims"), (ii) any breach of any representation or warranty made by the Company or Share Sellers pursuant to this Agreement, (iii) any breach by any Seller or the Company of any covenant or obligation of such Seller or the Company in this Agreement; PROVIDED, HOWEVER, that each Share Seller shall severally indemnify and hold harmless each Buyer Indemnified Party for Buyer's Damages arising from or in connection with a breach of such Share Seller's representations and warranties contained in Sections 4.1 and 4.2. Any claim for indemnity pursuant to this Section 11.1 shall be limited as described in Section 11.2.

          11.2. LIMITATION OF REMEDIES. (a) Notwithstanding any other provision of this Agreement or any other agreement, instrument or document, the liability of all Sellers, as a group, for all claims made in connection with this Agreement and the transactions contemplated herein, including, without limitation, claims made pursuant to Section 11.1 (but excluding claims arising out of breaches of the representations and warranties contained in Section 3.10 and pursuant to Section 11.3 ("Tax Claims"), claims arising out of breaches of the representations and warranties contained in Sections 3.16 and 3.17 ("Employee Claims"), fraud (as interpreted under the law of the State of Delaware) committed by the Company or any Seller in connection with the transactions contemplated by this Agreement ("Fraud Claims") and claims arising out of breaches of the representations and warranties contained in Sections 3.15, 4.1 and 4.2 ("Title Claims")), shall not exceed, in the aggregate, the Escrow Amount, and any such liabilities shall only be satisfied from, and only to the extent of, the available funds in the Escrow Account; PROVIDED that, on and after 24 months after the Closing Time and before 36 months after the Closing Time, Sellers shall be liable for Sales Tax Claims, in the aggregate, up to an amount equal to that portion of the Escrow Amount released to the Sellers as of termination of the Escrow Agreement or subsequent thereto upon the cancellation (in whole or in part) of any Certificates of Instruction (as defined in the Escrow Agreement); PROVIDED, FURTHER, that the liability of each Seller with respect to each such Sales Tax Claim shall not exceed the lesser of
(i) such Seller's

Indemnification Percentage of such liability and (ii) the portion of the Escrow Amount released (at the termination of the Escrow Agreement or subsequent thereto) to such Seller. The liability of all Sellers, as a group, for all Tax Claims, Employee Claims, Fraud Claims and Title Claims (collectively, the "Excess Claims") shall not exceed the Maximum Indemnified Amount less any amounts distributed to Buyer under the Escrow Agreement or paid to Buyer by Sellers with respect to indemnification obligations under Section 11.1 for matters other than Excess Claims, and the liability of each Seller with respect to all Excess Claims shall not exceed such Seller's Indemnification Percentage of the Maximum Indemnified Amount less any amounts distributed to Buyer under the Escrow Agreement or paid by Sellers to Buyer with respect to indemnification obligations under Section 11.1 for matters other than Excess Claims; PROVIDED, that the liability of each Seller with respect to any Excess Claim shall not exceed such Seller's Indemnification Percentage of the liability with respect to such claim. With respect to Title Claims for the breach by a Seller of its representations and warranties contained in Section 4.1 or 4.2, such Seller's obligation to indemnify Buyer Indemnified Parties shall be several and shall be limited to such Seller's Indemnification Percentage of the Maximum Indemnified Amount and any such indemnification obligation may be satisfied from the Escrow Amount only to the extent of such Seller's Escrow Percentage Interest. Except as set forth in this Section 11.2, under no circumstances shall Buyer assert, or any Seller have, any liability in connection with this Agreement and the transactions contemplated herein for amounts other than the Escrow Amount. Each of Buyer and the Sellers acknowledge that the sole and exclusive remedies available to it for any claim or claims relating to this Agreement and the transactions contemplated herein (other than Excess Claims) are (i) the right to terminate this Agreement pursuant to Section 10.1 and recover certain fees and expenses as set forth in Section 10.2 and (ii) the right to seek damages pursuant to, and as limited by, Article XI.

          (b) The Buyer agrees, and agrees to cause the Company, to follow the procedures (the "Tax Procedures") set forth in SCHEDULE 11.2(B) hereto with respect to responding to any asserted sales tax obligations or liabilities of the Company relating to periods prior to the Closing Time ("Asserted Sales Tax Claims"). Subsequent to an assessment for taxes with respect to an Asserted Sales Tax Claim becoming final and not subject to further appeal (either as a result of the Company pursuing an appeal of the assessment or negotiating a settlement thereof, in either case in accordance with the Tax Procedures), the Company will attempt to collect the amounts subject to such assessment from the Company's customers in accordance with the Tax Procedures. Buyer's Damages with respect to such assessment shall be reduced by the amounts collected from the Company's customers prior to 120 days after the later to occur of (i) such assessment becoming final and not subject to further appeal and (ii) the Company sending letters to its customers requesting payment of such taxes in accordance with the Tax Procedures; PROVIDED that to the extent the Company, prior to three
(3) years after the Closing Time, collects any such payment from its customers (and such payments are expressly made in respect of Asserted Sales Tax Claims), Buyer shall, to the extent it has received indemnification (in the form of cash or Buyer Common Stock) from Sellers for such Asserted Sales Tax Claims, distribute such money to the Sellers. To the extent Buyer does not follow the Tax Procedures or the procedures set forth in the foregoing provisions of this
Section 11.2(b) in all material respects and such failure results in Buyer's Damages, the Sellers will have no obligation to indemnify Buyer Indemnified Parties with respect to such Buyer's Damages.

          (c) To the extent Buyer's Damages under this Agreement arise from or in connection with a claim for which the Company or any of its Subsidiaries is entitled to indemnification under the JDS Asset Purchase Agreement ("Prior Claim") by the seller and/or its affiliates under such agreement (collectively, the "Prior Sellers") and Buyer or the Company shall receive indemnification from Sellers for such Buyer's Damages pursuant to this Article XI, Buyer shall, within 10 days of receiving indemnification from Sellers, provide Sellers with written notice of its election either to (A) pursue such Prior Claim against Prior Sellers or (B) assign the indemnification right under the JDS Asset Purchase Agreement (which right shall be limited to the specific claim at issue) to Sellers. In the event that Buyer elects to pursue such claim pursuant to (A) above, Buyer agrees that it will cause the Company and its Subsidiaries to use reasonable best efforts to pursue its indemnification rights subject to the terms and conditions and limitations of the JDS Asset Purchase Agreement to the maximum extent permitted thereunder and further agrees that it will not effect any settlement or compromise with the Prior Sellers without the written consent of the Seller's Representative (which consent shall not be unreasonably withheld or delayed) unless as a result of such settlement or compromise the Company or its Subsidiaries will collect the amount previously paid to Buyer with respect to such claim; and the Sellers further agree to reimburse the Buyer, out of available funds in the Escrow Account, all of the Buyer's and the Company's out-of-pocket costs and expenses (including reasonable fees) in connection with pursuing such indemnification claims under the JDS Asset Purchase Agreement. In the event that the Company or its Subsidiaries receives indemnification pursuant to the JDS Asset Purchase Agreement, the Buyer shall cause the Sellers to be reimbursed for the indemnification previously provided to Buyer with respect to such claim. In the event that Buyer elects to assign such indemnification right pursuant to (B) above, Sellers agree that they will use their reasonable best efforts to pursue such indemnification rights subject to the terms and conditions and limitations of the JDS Asset Purchase Agreement to the maximum extent permitted thereunder and further agrees that it will not effect any settlement or compromise with the Prior Sellers without the written consent of the Buyer (which consent shall not be unreasonably withheld or delayed) unless as a result of such settlement or compromise the Sellers will collect the amount previously paid to Buyer with respect to such claim. In the event that Sellers recover from Prior Sellers an amount which is greater than the amounts paid by Sellers to Buyer with respect to such claim (together with the reasonable costs and expenses incurred by Sellers in pursuing the Prior Claim), the excess if any shall be promptly paid to Buyer by Sellers. Notwithstanding any other provisions of this Article XI, for the avoidance of doubt, the parties agree that Seller's obligation to indemnify Buyer under this Agreement shall be separate and independent of any rights that the Company, any of its Subsidiaries, Buyer or any Seller may have under the JDS Asset Purchase Agreement. The Sellers hereby authorize Seller's Representative to take all such actions (including without limitation, execution of documents, agreements and releases) necessary or desirable, as determined by Seller's Representative, to pursue any such Prior Claim assigned to the Sellers.

          11.3. TAX INDEMNIFICATION. (a) Subject to the limitations contained in Sections 11.2, 11.5 and 11.6, each Seller shall, subject to a limited right of collection against each Seller as set forth in Section 11.2(a), be jointly and severally, liable for and shall indemnify Buyer and the Company for the excess of (i) taxes (other than any (A) sales taxes, (B) taxes of the Company resulting from any action of the Buyer taken after the Closing Time for a taxable year or period that ends on or before the Closing Time and (C) taxes arising from an election under Section 338 of the Internal Revenue Code) of the Company paid by the Company after the Closing Time, for any taxable year or period that ends on or before the Closing Time and, with respect to any taxable year or period beginning before and ending after the Closing Time, the portion of such taxable year ending on and including the Closing Time over (ii) the amounts accrued as "Accrued Income Tax Liability" as of the Closing Time on the Company's consolidated balance sheet as of the Closing Time, which amount shall be accrued by the Company in the ordinary course of business in accordance with past practice.

          (b) Notwithstanding any other provision of this Agreement (including, without limitation, Section 11.4) Buyer and the Company shall be liable for and indemnify Sellers for the taxes of the Company for any taxable year or period that begins after the Closing Time and, with respect to any taxable year or period beginning before and ending after the Closing Time, the portion of the taxable year beginning at the Closing Time, PROVIDED, HOWEVER, that any taxes arising from any election by Buyer under Section 338 of the Internal Revenue Code shall be the sole responsibility of the Buyer and Company.

          (c) For purposes of paragraphs (a) and (b), whenever it is necessary to determine the liability for taxes of the Company for a portion of a taxable year that begins before and ends after the Closing Time, the determination of such taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Time shall be determined by assuming that the Company had a taxable year or period which ended at the close of business on the Closing Time, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned based on the number of days in the year elapsed to and including the Closing Time.

          (d) Any payment by Sellers or the Buyer under this Section 11.3 will be treated for tax purposes as an adjustment to the purchase price.

          (e) Buyer will, as to any taxes in respect of which the Sellers have agreed to indemnify Buyer, promptly inform Sellers of, and permit the participation of Sellers in, any investigation, audit or other proceeding by or with the Internal Revenue Service or any other taxing authority empowered to administer or enforce such a tax and will not consent to the settlement or final determination in such proceeding without the reasonable prior written consent of Sellers.

          11.4. INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer shall indemnify and hold harmless Sellers for all losses, liabilities, claims, damages and reasonable expenses (including reasonable attorneys' fees) arising from or in connection with (i) any breach of any representation or warranty made by Buyer in this Agreement, or (ii) any breach by Buyer of any covenant or obligation of Buyer in this Agreement.

          11.5. TIME LIMITATION. Notwithstanding anything in this Agreement to the contrary, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty or covenant or obligation to be performed and complied with or any other matter of any kind unless on or before 24 months after the Closing Time or, in the case of a Tax Claim, Title Claim (other than a Claim arising out of Section 3.15) or Fraud Claim, on or before the expiration of the applicable statute of limitation, or, in the case of a Sales Tax Claim, on or before 36 months after the Closing Time, Sellers receive written notice from Buyer of a claim, specifying the factual basis of that claim in reasonable detail and the amount of liability therefor.

          11.6. LIMITATIONS OF AMOUNT OF CLAIMS. Other than with respect to Tax Claims, Fraud Claims and Title Claims, Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in Section
11.1 until the total of all Buyer's Damages with respect to such matters exceeds $250,000, and then only for the amount by which such Buyer's Damages exceed $250,000, subject to the limitations contained in Section 11.2.

          11.7.  PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

          (a) Promptly after receipt by an indemnified party under Section 11.1, 11.3 or 11.4 of notice of the commencement of any proceeding against it, such indemnified party will, if a claim is to be made with respect to such proceeding against an indemnifying party, give notice (the "Claim Notice") to the indemnifying party of the commencement of such claim, but the failure to notify or delay in notifying the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, subject to Section 11.5 or except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give or delay in giving such notice.

          (b) If any proceeding referred to in Section 11.7(a) is brought against an indemnified party and it timely gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such proceeding and the indemnifying party's counsel is prohibited under applicable rules of professional responsibility from representing the interests of both parties in such defense), to assume the defense of such proceeding with counsel chosen by the indemnifying party and reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article XI for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, no indemnification payment shall be due until the matter giving rise to the indemnity claim is resolved. Notwithstanding the foregoing, neither party shall pay, settle or compromise any claim or proceeding without the prior written approval of the other party, which approval shall not be unreasonably withheld; provided, that the indemnifying party may pay, settle or compromise any such claim or proceeding without the consent of the indemnified party if such payment, settlement or compromise requires solely the payment of money and is solely the liability of the indemnifying party.

          (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, it being understood that any proceeding involving or relating to the Company Intellectual Property Rights would be reasonably likely to so adversely affect the Buyer,, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

          (d) Procedure for Indemnification -- Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice (the "Indemnity Notice") to the party from whom indemnification is sought subject to the limitations otherwise contained in this
Article XI.

                                     ARTICLE XII

                                    MISCELLANEOUS

          12.1. PUBLIC ANNOUNCEMENTS. The Company and Buyer shall consult with each other in connection with, and shall endeavor to agree upon the content and timing of, any press releases or other public statements with respect to the transactions contemplated hereby and in making any filing with any federal or state governmental or regulatory agency. The parties hereto shall not issue any such press release or make any such public statement or filing prior to such consultation, except as may be required by law. In the event the parties are unable to agree on a public statement or announcement and either the Company, Sellers or the Buyer determines after consultation with their respective counsel that such statement or announcement is required by law or otherwise appropriate, then the Company, Sellers or Buyer, as the case may be, may issue such statement or announcement.

          12.2. CONFIDENTIALITY. In connection with this Agreement and the transaction contemplated herein, Buyer has obtained and may continue to obtain confidential and proprietary information regarding the Company. Buyer acknowledges that it is a party to the Confidentiality Agreement, and any information obtained by it in connection with this Agreement and the transaction contemplated herein is subject to the Confidentiality Agreement, which shall survive the execution or termination of this Agreement and shall remain unaffected hereby, except that the Confidentiality Agreement shall terminate at the Closing Time.

          12.3. NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered by hand (with written confirmation of receipt), (ii) if a telecopier number is listed below, when sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested) or by registered or certified mail, postage prepaid, return receipt requested, in each case to the appropriate addresses and telecopier numbers, if any, set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

          If to the Company:

          Columbine JDS Systems, Inc.
          1707 Cole Blvd.
          Golden, Colorado  80401
          Attention:  Chief Executive Officer
          Telephone:  (303) 237-4000
          Telecopy:  (303) 274-1455

          with a copy to:

          Columbine BIAS,, Ltd.
          2131 San Felipe
          Houston, Texas  77019
          Attention:  Paul W. Hobby
          Telephone:  (713) 521-2626
          Telecopy:  (713) 521-3950

          and

          Columbine BIAS, Ltd.
          First Southwest-CB, Ltd.
          8144 Walnut Hill Lane, Suite 550
          Dallas, Texas  75231
          Attention:  Robert K. Utley, III
          Telephone:  (214) 739-8141
          Telecopy:  (214) 373-8369

          and

          Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          1700 Pacific Avenue, Suite 4100
          Dallas, Texas  75201
          Attention:  Michael E. Dillard, P.C.
          Telephone:  (214) 969-2876
          Telecopy:  (214) 969-4343

          If to Buyer:

          Big Flower Press Holdings, Inc.
          3 East 54th Street
          New York, NY  10022
          Attention:  General Counsel
          Telephone:  (212) 521-1600
          Telecopy:  (212) 223-4074

          with a copy to:

          Howard, Darby & Levin
          1330 Avenue of the Americas
          New York, New York 10019
          Attention:  Thomas J. Kuhn, Esq.
          Telephone:  (212) 841-1000
          Telecopy:  (212) 841-1010

          If to Sellers:

          Columbine BIAS, Ltd.
          c/o Paul W. Hobby
          H & C Communications
          2131 San Felipe
          Houston, TX  77019
          Telephone:  (713) 521-2626

          and

          Columbine BIAS, Ltd.
          First Southwest-CB, Ltd.
          8144 Walnut Hill Lane, Suite 550
          Dallas, Texas  75231
          Attention:  Robert K. Utley, III
          Telephone:  (214) 739-8141
          Telecopy:  (214) 373-8369

          William S. Cole
          1118 Race St.
          Denver, Colorado  80206

          Catherine P. Cole or Catherine P. Cole Trust
          1520 S. University
          Denver, Colorado  80201

          Wayne M. Ruting
          852 Willobe Way
          Golden, Colorado  80401

          Doug Rother
          16491 W. Ellsworth Ave.
          Golden, Colorado  80401

          12.4. ENTIRE AGREEMENT AND MODIFICATION. This Agreement and the agreements contemplated herein supersede all prior agreements between the parties with respect to its subject matter (other than the Confidentiality Agreement) and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

          12.5. ASSIGNMENTS AND SUCCESSORS. Buyer shall not be allowed to assign or otherwise transfer this Agreement, by operation of law or otherwise, without the express written consent of Sellers; provided that the Buyer may assign its rights hereunder to any direct or indirect wholly-owned subsidiary of the Buyer at any time without the consent of Sellers; and provided, further that if this Agreement is assigned, Buyer shall remain obligated hereunder. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

          12.6. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          12.7. HEADINGS. The headings of sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

          12.8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware other than the conflict of laws rules thereof.

          12.9. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

          12.10. SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          12.11. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. Sellers and the Buyer each hereby irrevocably submit to the exclusive jurisdiction of any Delaware state or federal court in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts. Sellers and the Buyer each irrevocably waives, to the fullest extent such party may effectively do so under applicable law, trial by jury and any objection that such party may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or Proceeding brought in any such court has been brought in an inconvenient forum.

          IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed as of the date first above written.

                              BUYER:

                              BIG FLOWER PRESS HOLDINGS, INC.


                              By:  /s/ Mark Alan Anderson
                                   ---------------------------------------------
                                    Name:  Mark Alan Anderson
                                    Title: Executive Vice President


                              THE COMPANY:

                              COLUMBINE JDS SYSTEMS, INC.


                              By:  /s/ Paul W. Hobby
                                   ---------------------------------------------
                                    Name:  Paul W. Hobby
                                    Title: Chairman

                              SHARE SELLERS:

                              COLUMBINE BIAS, LTD.


                              By:  Columbine BIAS, Partners,
                                   Its:  General Partner
                                   By:   Hobby Media Services, Inc.
                                         Its:  General Partner


                                             By: /s/ Paul W. Hobby
                                                 -------------------------------
                                                 Name:  Paul W. Hobby
                                                 Title: Chairman


                                         /s/ William S. Cole
                              --------------------------------------------------
                                             WILLIAM S. COLE


                                         /s/ Catherine P. Cole
                              --------------------------------------------------
                                             CATHERINE P. COLE


                                      /s/ Catherine P. Cole Trust
                              --------------------------------------------------
                                          CATHERINE P. COLE TRUST





                              By: /s/ Catherine P. Cole                , Trustee
                                 --------------------------------------

                                           /s/ Wayne M. Ruting
                              --------------------------------------------------
                                               WAYNE M. RUTING


                                             /s/ Doug Rother
                              --------------------------------------------------
                                                 DOUG ROTHER


                              ROBERT HOWARD


                              By:  Columbine BIAS, Ltd., as attorney-in-fact

                                   By:  Columbine BIAS, Partners,
                                        Its:  General Partner

                                             By:  Hobby Media Services, Inc.
                                                  Its:  General Partner

                                             By: /s/ Paul W. Hobby
                                                 -------------------------------
                                                 Name:  Paul W. Hobby
                                                 Title: Chairman





                              OPTION HOLDERS,
                                as listed on Schedule 3.2 hereto





                              By:  Columbine BIAS, Ltd., as attorney-in-fact

                                   By:  Columbine BIAS, Partners,
                                        Its:  General Partner

                                             By:  Hobby Media Services, Inc.
                                                  Its:  General Partner

                                             By: /s/ Paul W. Hobby
                                                 -------------------------------
                                                 Name:  Paul W. Hobby
                                                 Title: Chairman